UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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OTTER TAIL CORPORATION

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2022
PROXY STATEMENT AND
ANNUAL MEETING NOTICE

OTTER TAIL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Monday, April 11, 2022
10:30 A.M. (CDT)

Virtual Meeting Link: www.virtualshareholdermeeting.com/OTTR2022.
In order to be admitted to the Annual Meeting, you will need to enter the 16-Digit Control Number found on your proxy card, voting instruction form, or notice you previously received. You may vote during the Annual Meeting by following the instructions that will be available on the virtual meeting website.

Contact Shareholder
Services for Information

E-mail	sharesvc@ottertail.com

Internet	www.ottertail.com

Phone	800-664-1259 or 218-739-8479

Mail	Otter Tail Corporation P.O. Box 496 Fergus Falls, Minnesota 56538-0496

March 2, 2022

Dear Shareholders:
We invite you to join us at our 2022 Annual Meeting of Shareholders on Monday, April 11, 2022 at 10:30 A.M. (CDT). Due to the continuing public health threat of COVID-19, as a safety precaution, we are again hosting this year’s meeting as a virtual-only meeting. We continue to work to conduct a virtual meeting that closely approximates an in-person experience for our shareholders. An audio archive of the Annual Meeting, including the question and answer session, will be posted on Otter Tail Corporation’s website at www.ottertail.com, within a few days after the meeting’s adjournment.
Throughout 2021, team members across Otter Tail Corporation continued to successfully navigate supply chain constraints, manage commodity pricing, adjust staffing levels, and support increased customer demand during the unique market conditions resulting from the COVID-19 pandemic. Through our combined efforts, we achieved consolidated net income and diluted earnings per share of $176.8 million and $4.23 respectively, compared with $95.9 million and $2.34 in 2020; earnings per share increased 80.8% year-over-year. We increased our dividend by 5.4%, marking the 83rd consecutive year we have paid dividends on our common stock. Our utility successfully executed on capital investments in energy generation and regional transmission projects. Recent activity includes the retirement of our coal-fired Hoot Lake Plant in May 2021 and the continued development of solar-powered generation on that site, and the commercial operations of our Astoria Station natural gas plant in the Midcontinent Independent System Operator (MISO) energy market starting in April 2021.

Otter Tail Corporation’s electric operations provide strong and stable cash flow to support dividends and our manufacturing businesses provide strong earnings growth potential. We are positively positioned to deliver shareholder value through growing our businesses, achieving operational and commercial excellence, and engaging a talented workforce. We look forward to sharing more about our 2021 results and our strategy for sustained success during the 2022 Annual Meeting.
Your vote is important. Information concerning the matters to be considered and voted upon at the 2022 Annual Meeting along with instructions on how to vote your shares is set out in the attached Notice of 2022 Annual Meeting and Proxy Statement. Please be sure to retain your notice or proxy card (if you received a printed copy of the proxy materials), which has your 16-Digit Control Number required to be admitted into the 2022 Annual Meeting.

Thank you for your confidence and investment in Otter Tail Corporation.

Nathan I. Partain	Charles S. MacFarlane
Chair of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Otter Tail Corporation (the “Corporation”) will be held as a virtual-only meeting on Monday, April 11, 2022 at 10:30 A.M. (CDT). You will not be able to attend the Annual Meeting in-person. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/OTTR2022. You will need to have your 16‐Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held to consider and act upon the following proposals:
1.To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years expiring in April 2025 and until their successors are duly elected and qualified.
2.To approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in the Proxy Statement.
3.To ratify the appointment of Deloitte & Touche, LLP as Otter Tail Corporation’s independent registered public accounting firm for the year 2022.
4.To transact such other business as may properly be brought before the meeting.

March 2, 2022

JENNIFER O. SMESTAD
Vice President
General Counsel and Corporate Secretary
Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to Be Held on Monday, April 11, 2022: Our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.ottertail.com/annual.

YOUR VOTE IS IMPORTANT
Please vote your proxy by telephone or the Internet as described in the instructions on the Notice. If you received paper copies of the proxy materials, you could also sign, date and return the accompanying proxy card in the enclosed envelope, which does not require postage if mailed in the United States. If your shares are held of record in a brokerage account, please follow the instructions you receive from your broker. Your broker will submit a proxy card to Otter Tail Corporation reflecting the votes it receives.
The Proxy Statement and Annual Report on Form 10-K were either made available to you over the Internet or mailed to you beginning on or about March 2, 2022. Shareholders who are receiving a paper copy of the Proxy Statement and Annual Report on Form 10-K can elect to receive future reports over the Internet. If you are interested in this option, please contact Equiniti Shareholder Services (“EQ”) by calling the toll-free number 800-468-9716 or by logging into your account on Shareowner Online at www.shareowneronline.com.

FORWARD - LOOKING STATEMENTS
The statements contained in this Proxy Statement about our future performance and operations, including, without limitation, financial and operational results, use of renewable resources and carbon emissions reductions, strategies, visions, prospects, consequences and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on information currently available and on reasonable assumptions, we can give no assurance they will be achieved. There are a number of risks and uncertainties that could cause actual results to differ materially from any forward-looking statements made herein. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission (“SEC”), and available on our website: www.ottertail.com. In addition, any forward-looking statements included herein represent our estimates only as of the date hereof and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

PROXY STATEMENT QUESTIONS AND ANSWERS
Q:Why am I receiving these materials?
A:The Board of Directors of Otter Tail Corporation provides these materials in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held on April 11, 2022. As a shareholder, you are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.
Q:How can I attend the Annual Meeting?
A:You can attend the Annual Meeting by logging on to our virtual meeting website at www.virtualshareholdermeeting.com/OTTR2022 and following the instructions provided by your broker on the voting instruction card, on your proxy card or on the Notice of Internet Availability of Proxy Materials (the “Notice”).
To participate in the Annual Meeting, you will need the 16-Digit Control Number included on these documents. If you do not have this control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote or ask questions. The Annual Meeting will begin promptly at 10:30 A.M. (CDT). We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 10:15 A.M. (CDT), and you should allow ample time for the check-in procedures.
Q:Why is Otter Tail holding a virtual Annual Meeting?
A:We decided to hold a virtual Annual Meeting again this year because of the ongoing public health and business risks associated with gathering our management, directors and shareholders for an in-person meeting during the COVID-19 pandemic. In addition to protecting the health of our management, directors and shareholders for this year, hosting a virtual meeting generally provides ease of access, real time communication and cost savings for our shareholders and Otter Tail Corporation, and it facilitates shareholder attendance and participation from any location.
Q:How can I ask questions during the Annual Meeting?
A:You will be able to submit questions before the meeting, at the time you register. In addition, you may submit questions in real time during the Annual Meeting through the virtual meeting website following the formal business portion of the meeting. The Chair and executive management will answer appropriate questions from shareholders regarding the Corporation. Such questions may be submitted in the field provided in the website during the Annual Meeting. To allow us to answer questions from as many shareholders as possible, we will limit each shareholder to two questions. It will help us if questions are succinct and cover only one topic. Submitted questions should follow our Rules of Conduct in order to be addressed during the meeting. Our Rules of Conduct will be posted on the website before the meeting.
Q:What can I do if I need technical assistance during the Annual Meeting?
A:If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website’s log-in page.
Q:If I can’t attend the Annual Meeting, how do I vote or listen to it later?
A:You do not need to attend the Annual Meeting to vote if you submitted your vote via proxy in advance. A replay of the meeting, including the questions answered during the meeting, will be available on www.ottertail.com within a few days after adjournment.
Only common shareholders of record at the close of business on February 15, 2022, are entitled to vote during the meeting or by proxy at the Annual Meeting. As of the record date, 41,605,742 shares of Otter Tail Corporation were issued and outstanding, of which a majority must be present during the meeting or by proxy in order to constitute a quorum for the Annual Meeting. Each shareholder is entitled to one vote per share.
Q:What proposals may I vote on at the Annual Meeting?
A:You may vote on whether:
•To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years expiring in April 2025, and until their successors are duly elected and qualified.
•To approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in this Proxy Statement.
•To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the year 2022.
•To transact such other business as may properly be brought before the meeting.
Q:How do I vote my shares?
A:Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent to shareholders who have not requested printed copies of the proxy materials the Notice containing instructions on how to access this Proxy Statement and our Annual Report via the Internet. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless requested.
You may vote either during the virtual Annual Meeting or by granting a proxy. If you desire to grant a proxy, you have three voting options:
(1)by telephone;
(2)by Internet; or
(3)by mail.
If you intend to vote by proxy, please follow the instructions on the Notice you received for our Annual Meeting of Shareholders. If you received paper copies of our proxy materials, you also received a proxy card or voting instruction card for voting your shares. To register your vote, complete, date and sign the proxy or voting instruction card and return it in the enclosed envelope or vote your proxy by telephone or Internet in accordance with the voting instructions on the card. Voting by proxy will not affect your right to vote your shares if you wish to vote during the virtual meeting.
Q:May I change my vote?
A:You have the right to revoke your proxy any time before the Annual Meeting by:
•providing written notice to an officer of Otter Tail Corporation and voting during the Annual Meeting;
•submitting another proper proxy by telephone or the Internet; or
•submitting a new written proxy bearing a later date at any time before the proxy is voted at the Annual Meeting.
Q:How are the votes counted?
A:On Proposal 1, the election of Directors, you may vote FOR one or more of the nominees or you may WITHHOLD your vote for one or more nominees. You may vote FOR, AGAINST or ABSTAIN on Proposal 2, the non-binding advisory vote on the compensation provided to the Named Executive Officers as described in this Proxy Statement. You may vote FOR, AGAINST or ABSTAIN with respect to Proposal 3, the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for 2022. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote your shares will be voted FOR all proposals.
Shares voted as “WITHHOLD” or “ABSTAIN” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.
The impact of a “WITHHOLD” vote, in combination with the majority voting policy is described below. An “ABSTAIN” vote will have the effect of a vote “AGAINST” Proposals 2 and 3.
If your shares are held in the name of a brokerage firm and you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. Brokers do have discretionary authority to vote on Proposal 3, the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm, but they do not have discretionary authority to vote on the other proposals. If a broker submits “broker non-votes,” meaning a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more proposals, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such proposals. As a result, broker non-votes will have no effect on the voting of any of the proposals presented at the Annual Meeting.
Q:How many votes are needed to approve each proposal?
A:On Proposal 1, the election of Directors, a nominee will be elected by a favorable vote of plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. A plurality means that if shareholders are electing three Directors, the three Director nominees receiving the highest number of votes will be elected. Shareholders do not have the right to cumulate their vote for Directors. Any standing Director candidate who receives a greater number of “WITHHELD” votes than “FOR” votes for his or her election will be required to submit a letter of resignation as outlined in the Otter Tail Corporation’s Corporate Governance Principles. After recommendation from the Corporate Governance Committee, the Board will determine whether to accept the resignation and publicly disclose that decision within 90 days from the date of the certification of the election results.
On Proposal 2, the non-binding advisory vote on the compensation provided to the Named Executive Officers as described in the Proxy Statement, the affirmative vote of the holders of a majority (more than 50%) in voting power of the common shares, which are present or represented by proxy and entitled to vote, is required to approve the resolution.
On Proposal 3, the ratification of Deloitte & Touche, LLP to serve as the independent public accounting firm, the affirmative vote of the holders of a majority (more than 50%) in voting power of the common shares, which are present or represented by proxy and entitled to vote is required to ratify the appointment.
Q:Where and when will I be able to find the results of the voting?
A:Preliminary results will be announced at the Annual Meeting of Shareholders. Otter Tail Corporation will publish the final results in a current report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting. You may also find the results on our website www.ottertail.com.
Q: Who bears the cost of soliciting votes for the Annual Meeting?
A: Otter Tail Corporation will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to soliciting proxies by mail, employees of Otter Tail Corporation may solicit them by telephone or in person. Employees received no additional compensation for these solicitation activities.

ELECTION OF DIRECTORS
The Board of Directors of Otter Tail Corporation is currently comprised of ten Directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years.
The terms of Mr. Steven Fritze, Dr. Kathryn Johnson and Mr. Timothy O’Keefe expire at the time of the 2022 Annual Meeting of Shareholders. Mr. O’Keefe has advised the Board of Directors that he intends to retire from the Board at the conclusion of his term at the Annual Meeting consistent with the Corporation’s Governance Principles.
Under the direction of the Board of Directors, the Corporate Governance Committee engaged in an extensive search to fill the Board vacancy to be created by Mr. O’Keefe’s retirement, working with a third party search firm. At the conclusion of the search process, Dr. Michael LeBeau was appointed to the Board effective January 1, 2022.
The Board of Directors, upon recommendation of the Corporate Governance Committee, nominates Mr. Steven Fritze, Dr. Kathryn Johnson and Dr. Michael LeBeau for election to serve three-year terms ending at the time of the Annual Meeting of Shareholders in 2025, and until their successors are duly elected and qualified.
Under Minnesota law, the affirmative vote of a plurality of the common shares present and entitled to vote for Directors is required for the election of the nominees to the Board of Directors. Proxies, unless otherwise directed thereon, will be voted in favor of all nominees. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees is unable to serve or for good reason will not serve, which is a contingency not now anticipated.
The Board of Directors has adopted a governance principle whereby a Director candidate in an uncontested election who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election must tender his or her resignation for the Board’s consideration. After recommendation from the Corporate Governance Committee, the Board will determine whether to accept the resignation and publicly disclose that decision within 90 days from the date of the certification of the election results.
Biographies of the Director nominees and of the continuing Directors are found on the following pages, including an outline of his or her senior leadership roles, qualifications and experience to serve on the Board. Except as otherwise noted, each Director and Director nominee has held the same position or another executive position with the same employer for the past five years.
The Corporate Governance Committee reviews the overall composition of the Board, with the goal of achieving balance and diversity, as discussed under “Board Composition and Director Qualifications” on page 18.
The Board of Directors has determined that, with the exception of Mr. Charles S. MacFarlane, our President and Chief Executive Officer, all of the Directors and Director nominees are independent as defined by the Nasdaq Listing Standards. However, due to Mr. John D. Erickson’s longstanding ties to Otter Tail Corporation, as described in his biography, he serves on no standing committees.
The Board of Directors recommends a vote FOR the election of all nominees to the Board of Directors.

Nominees for Election in April 2022:

Steven L. Fritze Mendota Heights, Minnesota
Director since: 2013	Retired Chief Financial Officer of Ecolab, Inc., a global leader in water, hygiene and infection prevention and services, from 2002 to 2012.
Age at the time of the Annual Meeting: 68	Senior Leadership Roles:
Board Committees:
Mr. Fritze served in roles with increasing leadership responsibility before retiring as Chief Financial Officer at Ecolab, Inc., including as Senior Vice President of Finance from 2001 to 2002, Vice President and Controller from 1998 to 2001, Vice President and Treasurer, from 1995 to 1998, including a period of also serving as Acting Chief Information Officer, and Vice President and Controller of Ecolab’s largest division, Ecolab U.S. Institutional Division, from 1989 to 1995.

•Audit (Chair)
•Corporate Governance
Other Board Service:
•Mortenson Construction, Inc. (2014-2022) (Audit Committee, Chair)	Qualifications and Experience:
• St. Paul and Minnesota Foundation (2013-2021) (Audit and Finance Chair)	Mr. Fritze contributes public company accounting, finance, and financial reporting expertise from his service as Chief Financial Officer of Ecolab, as well as executive leadership experience gained over 32 years of service to Ecolab in a variety of roles. In these positions, Mr. Fritze’s duties included responsibility for the control environment, accounting function, decision support analytics, and public company financial disclosures. Mr. Fritze also had accountability for information technology, investor relations, treasury, tax, global shared services and Global Lean Six Sigma. The Board benefits from Mr. Fritze’s extensive experience with all aspects of public company financial reporting, control environment of a diverse global business and management of information technology systems. Mr. Fritze has also had extensive experience with mergers and acquisitions.

Dr. Kathryn O. Johnson Hill City, South Dakota
Director since: 2013	Senior Geochemist at Barr Engineering, where she serves as a project manager and consultant on a part-time basis, with a focus on environmental investigation, assessment, compliance and permitting, and Principal at DTH, LLC, a real estate development business. in South Dakota.
Age at the time of the Annual Meeting: 67
Board Committees:	Senior Leadership Roles:
•Compensation and Human Capital Management	Prior to assuming her current role with Barr Engineering, Dr. Johnson owned and was the Principal of Johnson Environmental Concepts from 1990 through May 2021. In this role, she specialized in applying geochemistry to resource development in the mining industry and remediation of legacy contamination of soil and water. She also continues to serve as a principal in DTH, LLC, a real estate development business a position she has held since 1990. From 2017 to 2021, Dr. Johnson served on the Pennington County Planning Commission, which deals with land use issues of permitting, platting and zoning. In 2019, she was appointed to the South Dakota Board of Water and Natural Resources, which promotes water development projects, implements the state water plan and oversees financial assistance to communities for water and waste projects. She served in this capacity through 2021. Dr. Johnson also was appointed to the South Dakota Board of Regents in 2005, where she served until 2017. She was the President of the Board of Regents from 2011-2013. Dr. Johnson also served on the South Dakota Board of Minerals and Environment from 1995-2005. Dr. Johnson holds a Ph.D. in Geology from the South Dakota School of Mines and Technology.
•Corporate Governance
Other Board Service:
•Goodwill of the Great Plains
•South Dakota Board of Water and Natural Resources (2019-2021)

Qualifications and Experience:
Dr. Johnson provides a scientific approach to addressing the issues faced by Otter Tail Power Company and Otter Tail Corporation’s manufacturing companies. Through her education, expertise and experience, she provides perspective regarding environmental regulations associated with air, water, land and water management. The Board also benefits from Dr. Johnson’s working knowledge of South Dakota state government and an understanding of the communities served by Otter Tail Power Company.

Dr. Michael E. LeBeau
Bismarck, North Dakota
Director Since: 2022	System Vice President and Chief Administrative Officer for the health services division of Sanford Health, one of the largest health systems in the United States.
Age at the time of the Annual Meeting: 49
Board Committees:	Senior Leadership Roles:
•Corporate Governance
As System Vice President and Chief Administrative Officer, Dr. LeBeau is responsible for the oversight of the health services division of Sanford Health including the operations of the regions of Bemidji, Fargo, Bismarck, and Sioux Falls. In his role, Dr. LeBeau is also responsible for overseeing the Good Samaritan Society, the Virtual Hospital, as well as the management of Sanford Health’s combined service lines of excellence. Prior to being promoted to Chief Administrative Officer in 2021, Dr. LeBeau served as the President and CEO of Sanford Health Bismarck, overseeing the administration of health services and the planning and implementation of operational and strategic goals for the Bismarck Region. He held that role from 2019 to 2021. Before being named as President and CEO, Dr. LeBeau served as the Vice President of Clinics for Sanford Health Bismarck, a position he held from 2014 to 2019. In this role, he served as the senior physician executive responsible for the region’s physicians and advanced practice providers. He also served as a Trustee on the Sanford Board of Trustees, the national governing body for Sanford Health.

•Compensation and Human Capital Management
Other Board Services:
•Bismarck State College Foundation
•North Dakota Hospital Association (NDHA)
•Missouri Family Valley YMCA, Bismarck
•University of North Dakota School of Medicine & Health Sciences
•University of North Dakota Alumni Association and Foundation
•Sanford Board of Trustees	Qualifications and Experience:
Dr. LeBeau contributes executive leadership and health and public policy expertise from his service at Sanford Health Bismarck. He also shares insights based on his tenure on the Sanford Health Board of Trustees and his familiarity with state and federal legislative initiatives as they impact communities in the North Dakota service territory. Dr. LeBeau is an active community leader, serving on various regional boards and collaborating with decision makers on the development of health and public policy.

Directors with terms expiring in April 2023:

John D. Erickson Fergus Falls, Minnesota
Director since: 2007	Advisor to ECJV Holding, LLC, a subsidiary of Cascade Investments, LLC, since 2011. Former President and Chief Executive Officer of Otter Tail Corporation from 2002 to 2011.
Age at the time of the Annual Meeting: 63
Board Committees:	Senior Leadership Roles:
•None	Having joined Otter Tail Power Company in 1980, Mr. Erickson was appointed to roles of increasing responsibility throughout his career spanning more than 30 years. Prior to his role as the President and Chief Executive Officer of Otter Tail Corporation, from 1998 to 2000, Mr. Erickson served as the Chief Financial Officer, Vice President of Finance and Treasurer. In 2000, Mr. Erickson was named as the Corporation’s Executive Vice President, in addition to his ongoing responsibilities as Chief Financial Officer and Treasurer. Then, in 2001, Mr. Erickson was named as the Corporation’s President, and its Chief Executive Officer in 2002. He served as Otter Tail Power Company’s President from 2001 to 2002 and as its Director of Revenue and Market Analysis from 1989 to 1998.
Other Board Service:
•OE Holdings, LLC (2015 - 2021)
•North Dakota State University Foundation (Nominating and Governance Committee)
•Lake Region Healthcare Corporation Board of Trustees (Chair)
Qualifications and Experience:
As former Chief Executive Officer, Mr. Erickson contributes public company executive leadership experience, financial expertise and a deep knowledge of the Corporation’s business and the utility industry. During his tenure with the Corporation, he oversaw functions including operations, accounting, financial reporting, finance, and customer energy program marketing. The Board benefits from his comprehensive understanding of regulatory accounting, the regulatory environment, and the service territory for Otter Tail Power Company.

Nathan I. Partain League City, Texas
Director since: 1993	Retired President and Chief Investment Officer of Duff & Phelps Investment Management Co., from 2005 through 2020.
Chair since: 2011	Senior Leadership Roles:
Age at the time of the Annual Meeting: 65	Mr. Partain recently retired and now serves as a consultant for Duff & Phelps Investment Management Co. He is the retired President and Chief Investment Officer of Duff & Phelps Investment Management Co., as well as the retired President and Chief Executive Officer of DNP Select Income Fund, Inc., a closed-end utility income fund. Prior to joining Duff & Phelps, Mr. Partain held financial and regulatory positions with Gulf States Utilities Company. Mr. Partain is a Chartered Financial Analyst.
Board Committees:
•None
Other Board Service:
•Duff & Phelps Fund Complex *	Qualifications and Experience:
•NW Natural Holding Company**	The Board benefits from Mr. Partain’s executive leadership and governance expertise, which he has developed over many years of managing and overseeing funds at Duff & Phelps, his financial expertise, and his extensive knowledge of the utility industry gained from over 30 years of providing electric utility investment research and management services to institutional clients of Duff & Phelps.

James B. Stake Edina, Minnesota
Director since: 2008	Retired Executive Vice President of Enterprise Services at 3M Company, a diversified manufacturing company, from 2006 to 2008.
Age at the time of the Annual Meeting: 69	Senior Leadership Roles:
Board Committees:	Prior to his role as Executive Vice President of Enterprise Services, Mr. Stake held various positions of increasing responsibility leading global health care, industrial, and commercial businesses during his more than 30 years with 3M Company. Mr. Stake oversaw multiple business units for 3M, including more than a decade of foreign assignments in Europe and South America.
•Compensation and Human Capital (Chair)
•Audit
Other Board Service:
•C.H. Robinson Worldwide, Inc. ** (Audit Chair)	Qualifications and Experience:
•Ativa Medical Corporation (2008-2020)	Mr. Stake contributes more than 30 years of executive leadership experience with a diversified public company during his career at 3M Company, which is particularly relevant to the manufacturing companies at Otter Tail Corporation. He also contributes operational, marketing and financial expertise from his leadership of these businesses, and has experience overseeing business risk management and information technology systems. The Board also benefits from his perspective on audit committee functions for another public company, based on his service as Audit Chair for C.H. Robinson Worldwide.

Directors with terms expiring in April 2024:

Karen M. Bohn Edina, Minnesota
Director Since: 2003	President of Galeo Group, LLC, a management consulting firm, since 1998. In this role, Ms. Bohn advises corporate boards and executive leadership.
Age at the time of the Annual Meeting: 68
Board Committees:	Senior Leadership Roles:
•Corporate Governance (Chair)	Prior to her role as President of Galeo Group, LLC, Ms. Bohn served at Piper Jaffray Companies between 1976 and 1998 in positions including Chief Administrative Officer from 1988 to 1998, President of Piper Jaffray Companies Foundation from 1993 to 1998, and Chief Executive Officer and the President of Piper Trust Company from 1994 to 1995.
•Audit
Other Board Service:
•Ameriprise Certificate Company (Chair)	Qualifications and Experience:
•Alerus Financial Corporation** (Corporate Governance Chair, Audit)	Ms. Bohn contributes executive leadership experience from her extensive service at Piper Jaffray Companies, where she oversaw a wide range of corporate functions including corporate communications, community affairs, government relations, human resources, enterprise services, strategic and operational planning and retirement plans. The Board also benefits from Ms. Bohn’s expertise developed over the course of her career in the financial services sector, as well as insights from her consulting practice in the areas of governance, leadership and strategy.
•RiverSource Life Insurance Co of New Your (Audit)
•Evangelical Lutheran Church of America Foundation (Governance, Finance)

Charles S. MacFarlane Fergus Falls, Minnesota
Director Since: 2015	Chief Executive Officer since 2015 and President since 2014 of Otter Tail Corporation; Chief Executive Officer since 2007 and President from 2003 to 2014 of Otter Tail Power Company.
Age at the time of the Annual Meeting: 57
Board Committees:	Senior Leadership Roles:
•None	In addition to his current roles at Otter Tail Corporation and Otter Tail Power Company, Mr. MacFarlane has held a number of other positions, including as Otter Tail Corporation’s Chief Operating Officer from 2014 to 2015 and its Senior Vice President, Electric Platform and President, Otter Tail Power Company in 2001. Mr. MacFarlane served as Director of Electric Distribution Planning, Engineering and Reliability at Xcel Energy, Inc. from 2000 to 2001 and as Director of Delivery Construction & Field Operations for Northern States Power Company, a subsidiary of Xcel Energy, Inc., from 1997 to 2000.
Other Board Service:
•University of North Dakota Alumni Association and Foundation
•Edison Electric Institute (EEI)
•Lake Region Healthcare Corporation Board of Trustees (Finance Committee)	Qualifications and Experience:
Mr. MacFarlane provides the Board with a direct link to the management team of Otter Tail Corporation and it critical to Board discussions on operations and the development and execution of the strategic direction of Otter Tail Corporation. Mr. MacFarlane also contributes business and utility expertise developed over the course of his career at Otter Tail Power Company and Xcel Energy, Inc. The Board also benefits from Mr. MacFarlane’s deep understanding of the policy and regulatory environments and the service territory for Otter Tail Power Company.

Thomas J. Webb Richland, Michigan
Director Since: 2018	Advisor to a variety of companies, including CenterPoint Energy, Inc. and Pacific Gas and Electric Company.
Age at the time of the Annual Meeting: 68	Retired Executive Vice President and Chief Financial Officer of CMS Energy Corporation, primarily a gas and electric utility, from 2002 to 2017, and Vice Chair during 2017.
Board Committees:
•Audit	Senior Leadership Roles:
•Compensation and Human Capital Management	Prior to his roles at CMS Energy Corporation, Mr. Webb served as Executive Vice President and Chief Financial Officer for The Kellogg Company, a multinational food manufacturer, from 1999 to 2002, and as Chief Financial Officer at Visteon Corporation, a division of Ford Motor Company, from 1996 to 1999. He began his career at Ford Motor Company in 1977, holding positions of increasing responsibility in finance and management for a period of more than 22 years in the United States and in Europe.
Other Board Service:
•EnerBank USA (Chair) (2002-2018)
•Southwest Michigan First (Finance and Audit Committee Chair)
Qualifications and Experience:
Mr. Webb contributes executive leadership experience and public company accounting, finance, and financial reporting expertise from his years of service as Chief Financial Officer at CMS, Kellogg, and Visteon. The Board also benefits from Mr. Webb’s comprehensive understanding of utility operations, the utility industry and regulatory accounting from his 15 years at CMS.
*The fund complex consists of registered investment companies that share a common board of directors, of which Mr. Partain is one of ten directors, and together the registered investment companies constitute a single “fund complex” under SEC rules. The registered investment companies are: DNP Select Income Fund Inc., Duff & Phelps Utility and Corporate Board Trust, Inc., DTF Tax-Free Income Inc. and Duff & Phelps Global Utility Income Fund, Inc.
**    A public company with securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

BOARD COMPOSITION AND DIRECTOR QUALIFICATIONS
The Corporate Governance Committee reviews with the Board, on an annual basis, existing Directors’ skills, experience and qualifications and the priorities for future Director candidates, in the context of the Board’s overall composition. Our goal is a balanced and diverse Board, with members whose collective skills, backgrounds, and experience are complementary and, taken together, cover the areas that impact our businesses. In identifying the pool of potential candidates from which new director nominees are chosen, the Corporation is committed to diversity, equity and inclusion as part of who we are, what we value and how we achieve individual, business and community success. We include female and racially or ethnically diverse candidates in our director search and require our search firms to follow a similar process.
We believe our Directors possess the appropriate range and depth of expertise and experience to effectively oversee the Corporation’s operations, risk and long-term strategy. The following Board Diversity Matrix and Board Profile provide a high-level overview of certain personal characteristics, backgrounds, skills and experience of Directors serving as of the date of this Proxy Statement.

Board Diversity Matrix
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	8	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	1	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

BOARD PROFILE
Experience or Skill	% of Directors Possessing	Experience or Skill	% of Directors Possessing
Utility		Technology
Manufacturing		Marketing / Sales
Governance		Mergers / Acquisitions
Leadership and Strategic Planning		Human Resources
Finance / Accounting		Public Policy

In addition to seeking out director candidates with skills and experiences that are important to our businesses, the Corporate Governance Committee considers factors including, but not limited to: a reputation for integrity, honesty and ethical conduct; demonstrated leadership and excellence in their fields of service; balance of tenure; diversity of background and personal characteristics (including gender, race, ethnicity and sexual orientation), industry, geography, professional skills and life experiences; representation of the service territories of Otter Tail Power Company; understanding of relevant industries, technologies, and markets; financial literacy; independence; interest in and ability to understand the various constituencies of the Corporation and to act in the interests of its shareholders; and commitment to regularly attending and participating in meetings of the Board and its committees and annual meetings of shareholders.
CORPORATE GOVERNANCE
Otter Tail Corporation is committed to sound corporate governance policies and practices that promote effective, transparent and accountable decision making by our Directors and executive officers. The Board believes that good corporate governance is the foundation for ensuring that Otter Tail Corporation is operated in an open, honest and ethical manner and in the best interest of our shareholders. The Corporate Governance Principles, which may be found on the Corporation’s website at www.ottertail.com, have been adopted by the Board of Directors of the Corporation to assist Directors in the performance of their duties and the exercise of their responsibilities.
Highlights of our corporate governance policies and practices include:
•Annual review of political contributions and lobbying activities by the Corporate Governance Committee;
•Regular oversight of risk management and significant and emerging risks, including environmental and climate change, and cybersecurity risks;
•Separate independent Chair and Chief Executive Officer roles, with periodic review of the Board leadership structure;
•Nine of ten members of the Board of Directors are independent Directors;
•Comprehensive Director nomination process, with attention to Board refreshment and Board composition;
•Annual Board and committee self-evaluations, which are reviewed and facilitated through a third party to enhance candid and thorough feedback;
•Annual advisory vote on executive compensation;
•Majority voting policy for the election of Directors in uncontested elections;
•Director orientation program and continuing Director education opportunities;
•Independent standing committees with the authority to obtain independent advisors at the expense of the Corporation as the committees deem necessary;
•Compensation and Human Capital Management Committee, whose expanded duties include overseeing the attraction, development and retention of talent and programs and policies relating to diversity, equity and inclusion;
•Inclusion of female and racially or ethnically diverse candidates in Director searches
•Regular executive sessions after Board and Committee meetings;
•Stock ownership guidelines that align Directors’ and executive officers’ interests with shareholder interests;
•Direct access to the executive management team for Directors;
•Annual review of succession plans and development plans for Chief Executive Officer and executive management;
•No stockholder rights plan (“poison pill”); and
•Limits on board service of no more than three public company boards for non-employee Directors (two for the CEO), including this Board, absent review and approval by the Chairs of the Board and the Corporate Governance Committee.
BOARD LEADERSHIP
Pursuant to Otter Tail Corporation’s Bylaws and Corporate Governance Principles, the Board of Directors determines the best Board leadership structure for Otter Tail Corporation. Otter Tail Corporation has a separate Chair of the Board and Chief Executive Officer, each of whom are elected annually by the Board. Otter Tail Corporation believes that its leadership structure is optimal for Otter Tail Corporation at this time. This structure allows the Chief Executive Officer to focus on managing the businesses of Otter Tail Corporation while the Chair oversees the functioning of the Board. Both leaders work closely together on Board matters. The Chief Executive Officer’s familiarity with the business, and the Chair’s independent perspective, strengthen the Board’s agenda and discussions.
RISK OVERSIGHT
The Board of Directors oversees the enterprise risk management program for Otter Tail Corporation. The Board of Directors is routinely called upon in the exercise of its business judgment to make complex and evolving risk assessments. Since the beginning of the COVID-19 pandemic, the Board and management have obtained regular updates to assess COVID-19’s variable impact on each of the Corporation’s businesses, to try to anticipate rapidly evolving risks to employee health and safety, operations and financial performance, and to develop risk mitigation strategies and business contingency planning.

These actions are in addition to the following practices, structure and processes, which the Board has established, to fulfill its risk management responsibilities and oversight of human capital:
•Executive Risk Committee: The Executive Risk Committee is comprised of the executive officers of the Corporation. The Executive Risk Committee meets quarterly to identify and assess risks, and to ensure adequate mitigation strategies are implemented across the operating companies. During these quarterly meetings, the Executive Risk Committee reviews the Corporation’s significant and emerging risks, including cybersecurity and climate change, and assesses the Corporation’s plans to mitigate or manage those risks.
•Board Risk Oversight:
◦Strategic Plan and Executive Officer Succession Planning: The Board of Directors assesses risks associated with the strategic plan annually and also reviews and discusses succession planning for the Otter Tail Corporation executive officers. During the strategic planning process and annual retreat, strategic risks and opportunities associated with the Corporation and its businesses are assessed.
◦Annual and Quarterly Risk Review: The Board of Directors approaches oversight, management and mitigation of risk as an integral and continuous part of its governance of Otter Tail Corporation. The Board of Directors regularly reviews management’s top and emerging risk assessment and analyzes areas of existing and future risks and opportunities. Specifically, the Board of Directors oversees a complete corporate risk assessment at least annually. The Board also reviews significant and emerging risks, including environmental and climate change, as well as cybersecurity risks, on a quarterly basis in conjunction with its review of the Business Risk Management report. Through the quarterly process, the Board reviews with management climate change risk associated with the transition to a lower-carbon economy, including legislative and regulatory policies associated with the transition, as well as the physical impacts of climate change and the Corporation’s approach to manage these risks.
•Committee Risk Oversight: While the Board as a whole is ultimately responsible for risk oversight, Otter Tail Corporation’s three standing committees assist the Board in fulfilling its oversight responsibilities:
◦The Audit Committee reports to the Board on risks associated with financial reporting and controls, along with its review of the enterprise risk management program. The Audit Committee also oversees the Code of Business Ethics compliance program. The Audit Committee meets quarterly in executive sessions with the Chief Financial Officer, the Vice President of Internal Audit and Business Risk Management and other members of senior management, as well as with the external auditors to discuss our major financial risk exposures. The Corporation’s Code of Business Ethics is found at www.ottertail.com.
◦The Compensation and Human Capital Management Committee reports to the Board on risks arising from human capital programs and compensation policies and programs, particularly risks related to incentive and equity-based compensation plans, and it ensures that the Executive Compensation Policy is aligned with performance.
◦The Corporate Governance Committee reports to the Board on risks associated with corporate governance policies and practices. The Committee annually reviews the Corporation’s political contributions and lobbying activities in accordance with the Corporation’s Political Contributions and Lobbying Policy. The Policy is found at www.ottertail.com.
DIRECTOR INDEPENDENCE DETERMINATIONS
The Board has affirmatively determined that all Directors except for the CEO, Mr. MacFarlane, are independent in accordance with the Nasdaq Listing Standards. In considering Director independence, the Corporate Governance Committee reviewed transactions between the Corporation and the Directors, their immediate families and affiliated organizations. In particular, in 2021, the Corporate Governance Committee considered Dr. Johnson’s part-time employment with Barr Engineering, Inc. (“Barr”) as a Senior Geochemist. Barr has provided engineering and environmental services to two of the Corporation’s subsidiaries, Otter Tail Power Company and BTD Manufacturing, Inc. The Corporate Governance Committee reviewed the terms and conditions of Dr. Johnson’s employment and the Barr transactions. Dr. Johnson recused herself from these deliberations. The Committee determined that her employment with Barr is not related to, or conditioned on, Barr’s services to the Corporation’s subsidiaries. As a result, Dr. Johnson did not have a material interest in the Corporation’s transactions with Barr. Separately, the Audit Committee concluded that Dr. Johnson’s employment with Barr did not constitute a “covered transaction” within the Corporation’s Policies and Procedures Regarding Transactions with Related Parties. Based on this analysis and conclusion, the Corporate Governance Committee recommended to the Board, and the Board determined, that these transactions did not impair Dr. Johnson’s independence.
DIRECTOR NOMINATION PROCESS
As discussed in greater detail under “Board Composition and Director Qualifications,” our goal is a balanced and diverse Board, with members whose collective skills, backgrounds, and experiences are important to our businesses. Accordingly, the Board of Directors has not set minimum standards for Director candidates. Rather, it seeks highly qualified individuals with diverse backgrounds and business and life experiences that will enable them to constructively review and guide management of Otter Tail Corporation. The Corporate Governance Committee considers and evaluates potential Director candidates and makes recommendations to the full Board of Directors. Any shareholder may submit a recommendation for nomination to the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President and Chief Executive Officer, Otter Tail Corporation, P.O. Box 496, Fergus Falls, MN 56538-0496. For the Board of Directors to consider a nominee recommendation for the 2023 Annual Meeting, shareholders should submit the recommendation and the required information by November 2, 2022 for inclusion in Otter Tail Corporation’s Proxy Statement and form of proxy relating to that meeting. The Corporate Governance Committee will use the same process for evaluating all nominees, regardless of whether the nominee recommendation is submitted by a shareholder or some other source.

If a shareholder wants to nominate a candidate for election to the Board of Directors, outside of the Corporation’s Proxy Statement, the shareholder must give written notice to the Corporate Secretary of Otter Tail Corporation for the nomination to be properly made. Notice must be received at Otter Tail Corporation’s principal executive offices by January 11, 2023 for the candidate to be presented at the 2023 Annual Meeting of Shareholders. The notice must be made in accordance with our Bylaws and must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the nominee or nominees, (ii) a representation that the shareholder is a holder of record of shares of Otter Tail Corporation entitled to vote at the meeting and that the shareholder intends to attend in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee proposed by the shareholder as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors, and (v) the consent of each nominee to serve as a Director of Otter Tail Corporation if so elected.
MEETINGS
Directors are expected to attend Board and committee meetings, as well as the Annual Meetings of Shareholders, on a regular basis. The full Board of Directors held a total of six meetings in 2021. In addition to these meetings, the Board of Directors held a planning retreat with senior management in June 2021. During 2021, the Board of Directors met regularly in executive session with only the independent Directors. Each Director attended at least 75% of the total meetings of the Board of Directors and the meetings of the committees on which he or she served. Each of the Directors attended the Annual Meeting of Shareholders in 2021.
CONTACT WITH THE BOARD OF DIRECTORS
Questions may be sent to the entire Board of Directors, to a particular committee, or to an individual Director. The mailing address is Otter Tail Corporation, Board of Directors, P.O. Box 496, Fergus Falls, MN 56538-0496 and the Web Form for online submissions can be found on our website at www.ottertail.com. Although reviewed by the Vice President, General Counsel and Corporate Secretary, all questions are forwarded to the Board of Directors or to the appropriate committee or Director, as determined by the Vice President, General Counsel and Corporate Secretary.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors has established a standing Audit Committee, Compensation and Human Capital Management Committee, and Corporate Governance Committee whose charters and delegated responsibilities are reviewed annually and can be found at www.ottertail.com.
AUDIT COMMITTEE
Responsibilities: The Audit Committee oversees corporate accounting and financial reporting practices, and ensures the integrity of financial reports, as well as legal compliance and business ethics. The Committee provides an open avenue of communication among the independent accountants, financial and senior management, the internal audit function and the Board. Among its responsibilities, the Committee reviews annual and quarterly financial statements with management and the independent accountants, and it discusses with management and the independent accountant significant assumptions, estimates and judgments used in the preparation of the consolidated financial statements. The Committee selects and retains the independent accountants for all audit, review and attest services performed for the Corporation (including the annual financial audit), considering independence and effectiveness. The Committee reviews at least annually the internal audit function, and makes inquires of management and the independent accountants concerning the adequacy of the Corporation’s system of internal controls. The Audit Committee also has oversight responsibility for Otter Tail Corporation’s Code of Business Ethics.
Membership: In 2021, this Committee was composed of four members of the Board of Directors: Ms. Karen M. Bohn, Mr. Steven L. Fritze (Chair), Mr. James B. Stake and Mr. Thomas J. Webb. The Board has determined that all current Committee members are independent Directors as defined by the Nasdaq Listing Standards and SEC regulations. The Board of Directors has determined that Mr. Fritze, Mr. Stake and Mr. Webb each meet the SEC definition of an audit committee financial expert and all members of the committee are financially literate.
Meetings: The Audit Committee held five meetings in 2021. The Audit Committee routinely meets in executive session with internal audit and the independent registered public accounting firm without management present. During 2021, the Committee received regular presentations on new accounting standards affecting Otter Tail Corporation.
For further information on the actions of the Audit Committee, please refer to the Report of the Audit Committee on page 42.
COMPENSATION AND HUMAN CAPITAL MANAGEMENT COMMITTEE
Responsibilities: In late 2020, the Board also added oversight of human capital management and employee benefit plans to the responsibilities of the Compensation and Human Capital Management Committee. As part of its ongoing responsibilities, the Committee reviews and reports to the Board of Directors on all compensation programs, plans and policies involving Otter Tail Corporation’s Board of Directors and Otter Tail Corporation’s executive officers, and it develops, evaluates and recommends for approval all Otter Tail Corporation equity-based compensation plans. The Compensation and Human Capital Management Committee oversees the administration of the Corporation’s stock incentive plans and Executive Annual Incentive Plan. In addition, the Committee oversees employee compensation and benefits, and oversees the management of human capital, including policies and programs related to the attraction, development and retention of talent, plans related to management continuity other than for the Chief Executive Officer and other executive officers (which is a responsibility of the full Board), as well as those policies and programs supporting workplace health and safety and diversity, equity and inclusion. The Compensation and Human Capital Management

Committee periodically retains an outside compensation consultant to advise its decision-making process. The Compensation and Human Capital Management Committee sets compensation for the Directors, subject to ratification by the Board, and compensation for the Chief Executive Officer, the Chief Financial Officer and the other Named Executive Officers, subject to ratification by a majority of the independent Directors.
Membership: In 2021, this Committee was composed of four members of the Board of Directors: Dr. Kathryn O. Johnson, Mr. Timothy J. O’Keefe, Mr. James B. Stake (Chair) and Mr. Thomas J. Webb. Dr. Michael E. LeBeau joined the Committee on January 1, 2022. The Board has determined that all Committee members are independent Directors as defined by the Nasdaq Listing Standards and non-employee Directors as defined by rules under Section 16(b) of the Securities Exchange Act of 1934, as amended.
Meetings: The Compensation and Human Capital Management Committee held five meetings in 2021.
For further information on the actions of the Compensation and Human Capital Management Committee, please refer to the Compensation Discussion and Analysis (“CD&A”) on page 26 and the Report of the Compensation and Human Capital Management Committee on page 33.
CORPORATE GOVERNANCE COMMITTEE
Responsibilities: In 2021, the Board expanded the Corporate Governance Committee’s charter to include overseeing the Corporation’s political contributions and lobbying activities. As part of its ongoing responsibilities, the Committee identifies and recommends to the Board of Directors qualified candidates for election as Directors, Director committee assignments and actions necessary for the proper governance of Otter Tail Corporation and for the evaluation of the performance of the Board of Directors, its Committees and the Chief Executive Officer. With input from the Chief Executive Officer, the Corporate Governance Committee recommends certain executive officers for annual election. The Corporate Governance Committee reviews issues and developments related to corporate governance practices and makes recommendations to the Board of Directors on changes in structure, rules or practice necessary for compliance and for good corporate governance.
Membership: In 2021, this Committee was composed of four members of the Board of Directors: Ms. Karen M. Bohn (Chair), Mr. Steven L. Fritze, Dr. Kathryn O. Johnson and Mr. Timothy J. O’Keefe. Dr. Michael E. LeBeau joined the Committee on January 1, 2022. The Board has determined that all committee members are independent Directors as defined by the Nasdaq Listing Standards.
Meetings: The Corporate Governance Committee held nine meetings in 2021.
DIRECTOR COMPENSATION
Director compensation is designed to attract and retain qualified, non-employee Directors and to align their interests with those of our shareholders. The Compensation and Human Capital Management Committee periodically reviews compensation practices for non-employee Directors to ensure that Director compensation remains competitive with market practices and commensurate to the responsibilities undertaken by our Directors.
In 2020, a market analysis was conducted by Willis Towers Watson (“Willis”), using data from the National Association of Corporate Directors and the Peer Group (as listed on page 27).
ANNUAL RETAINERS
For 2021, retainers for non-employee Directors and the Chair were increased to align with competitive market practice:
•Non-employee Directors, except the Chair, receive an annual retainer that was increased from $65,000 to $72,000.
•The Chair receives an annual retainer that was increased from $130,000 to $137,000.
•Each Committee chair currently receives an additional retainer of $14,000 per year, except that the Audit Committee chair’s retainer is $20,000.
Directors do not receive a meeting fee for attending Board or standing committee meetings. As an executive officer of Otter Tail Corporation, Mr. MacFarlane does not receive non-employee Director compensation for his service as a member of the Board of Directors.
Non-employee Directors may elect to receive their annual retainers in the form of cash, stock or a combination of both. Cash retainers are paid monthly, whereas stock retainers are delivered quarterly.
RESTRICTED STOCK GRANTS
Each non-employee Director receives an annual grant of restricted stock with an approximate value that was increased from $80,000 to $90,000 for 2021. The restricted stock is granted under the terms of the 2014 Stock Incentive Plan on the date of the Annual Meeting. Each non-employee Director receives an additional grant of restricted stock with an approximate value of $10,000 for each standing committee on which they serve, and the Chair receives an additional grant of restricted stock with an approximate value of $25,000. All shares of restricted stock awarded to non-employee Directors are eligible for full dividend and voting rights and vest over a period of three years at the rate of 33.3% per year.
DEFERRED COMPENSATION PLAN
Non-employee Directors may elect to defer the receipt of all or part of their cash compensation pursuant to the Otter Tail Corporation Deferred Compensation Plan for Directors. The deferral may be in the form of cash or restricted stock units. Cash deferrals receive interest at a rate equal to 1% over the prime commercial rate of U.S. Bank National Association. Deferrals in the form of restricted stock units are credited quarterly with dividend equivalents equal to the dividend rate on Otter Tail Corporation’s common shares, and the deferred amount is paid out in common shares.

STOCK OWNERSHIP GUIDELINE
Otter Tail Corporation has established a stock ownership guideline for non-employee Directors, who are expected to hold Otter Tail Corporation stock equal to five times the value of the non-Chair annual retainer ($360,000) to be achieved within five years of beginning service on the Board of Directors. All existing non-employee Directors either meet the expectation or are within the five-year period provided to reach the prescribed amount.
DIRECTOR COMPENSATION TABLE
The following table provides summary compensation information for each non-employee Director for the year ending December 31, 2021. Dr. Michael E. LeBeau is not included because he joined the Board on January 1, 2022:

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2,3]	Total ($)
Karen M. Bohn	84,250	111,600	195,850
John D. Erickson	70,250	93,000	163,250
Steven L. Fritze	90,250	111,600	201,850
Kathryn O. Johnson	70,250	111,600	181,850
Timothy J. O’Keefe	70,250	111,600	181,850
Nathan I. Partain	135,250	120,900	256,150
James B. Stake	84,250	111,600	195,850
Thomas J. Webb	70,250	111,600	181,850
(1)Includes the aggregate dollar amount of all retainers earned or paid in cash for services as a Director (both paid and deferred) including annual retainer and chair retainers.
(2)Represents the aggregate grant-date fair value of restricted stock awards granted to non-employee Directors in 2021 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718, Compensation Stock-Compensation.
(3)The number of shares of restricted stock held by each Director at fiscal year-end is as follows: Ms. Bohn, 4,532; Mr. Erickson, 3,733; Mr. Fritze, 4,532; Dr. Johnson, 4,532; Mr. O’Keefe, 4,532; Mr. Partain, 4,900; Mr. Stake, 4,532; and Mr. Webb, 4,532.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Listed in the following table are the number of common shares of Otter Tail Corporation beneficially owned by each Director, Director nominee and executive officer named in the Summary Compensation Table, as well as the number of shares owned by all Directors and executive officers of Otter Tail Corporation as a group, as of December 31, 2021. The table also includes those persons known to Otter Tail Corporation to own beneficially (as defined by the SEC for Proxy Statement purposes) more than 5% of the outstanding common shares of Otter Tail Corporation as of the dates in their Schedule 13 filings:

Common Shares of Otter Tail Corporation
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent of Class[1]
John S. Abbott[3]	39,415	*
Karen M. Bohn	42,050	*
John D. Erickson	150,105	*
Steven L. Fritze	23,333	*
Kathryn O. Johnson	20,753	*
Michael E. LeBeau[4]	—	*
Charles S. MacFarlane[5]	259,119	*
Kevin G. Moug[6]	98,534	*
Timothy J. O’Keefe	16,475	*
Nathan I. Partain[7]	69,163	*
Timothy J. Rogelstad[8]	46,772	*
Jennifer O. Smestad[9]	12,001	*
James B. Stake	44,894	*
Thomas J. Webb	8,900	*
All Directors, director nominees and executive officers as a group (14 persons)	831,514	2.0%
The Vanguard Group[10] 100 Vanguard Boulevard Malvern, PA 19355-2331	4,348,990	10.5%
Cascade Investment, LLC[11] 2365 Carillon Point Kirkland, WA 98033	3,456,499	8.3%
BlackRock, Inc.[12] 55 East 52nd Street New York, NY 10055	2,994,269	7.2%
*Indicates ownership of less than 1% of the total outstanding common shares.
(1)Represents common shares beneficially owned both directly and indirectly as of December 31, 2021. Except as indicated by footnotes below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown. No shares owned by any Director or executive officer were pledged as of December 31, 2021. The information provided is based upon 41,551,524 common shares outstanding as of December 31, 2021.
(2)Includes common shares held by the Trustee of Otter Tail Corporation’s ESOP for the account of executive officers of Otter Tail Corporation with respect to which such persons have sole voting power and no investment power, as follows: Mr. MacFarlane, 2,771 shares; Mr. Moug, 351 shares; Mr. Rogelstad, 2,961 shares; Ms. Smestad, 465 shares; and all Directors and executive officers as a group, 6,548 shares.
(3)Includes 1,850 restricted stock units which vested on February 6, 2022 and 9,000 performance shares which vested on February 7, 2022.
(4)Dr. LeBeau was appointed to the Board effective January 1, 2022 and has five years to fulfill his stock ownership expectation.
(5)Includes 2,082 shares owned by Mr. MacFarlane’s daughter as to which he, as custodian, has voting and investment power. Includes 54,884 shares held indirectly in a Grantor Retained Annuity Trust and 75,459 shares held indirectly in a Spousal Limited Access Trust. Includes 8,650 restricted stock units that vested on February 6, 2022 and 41,400 performance share awards that vested on February 7, 2022.
(6)Includes 1,449 shares owned jointly with Mr. Moug’s wife as to which he shares voting and investment power. Includes 2,450 restricted stock units that vested on February 6, 2022 and 11,700 performance shares that vested on February 7, 2022.
(7)Includes 62,561 shares held indirectly in a Spousal Limited Access Trust.
(8)Includes 2,190 shares owned jointly with Mr. Rogelstad’s wife as to which he shares voting and investment power. Includes 1,850 restricted stock units that vested on February 6, 2022 and 9,000 performance shares that vested on February 7, 2022.
(9)Includes 6,970 shares owned jointly with Ms. Smestad’s husband as to which she shares voting and investment power. Includes 48 shares owned by Ms. Smestad’s daughter, as to which she, as custodian, has voting and investment power. Includes 1,300 restricted stock units that vested on February 6, 2022 and 6,300 performance shares that vested on February 7, 2022.
(10)Based on information in an Amendment No. 11 to Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 9, 2022 for its holdings as of December 31, 2021. Vanguard reported that it has sole voting power as to 0 shares, shared voting power as to 33,268 shares, sole investment power as to 4,277,745 shares, and shared investment power as to the remainder.
(11)Based on information in an Amendment No. 11 to Schedule 13D jointly filed by Cascade Investment, LLC (“Cascade”) and William H. Gates, III, with the SEC on February 20, 2020 with respect to their holdings as of February 20, 2020. According to the filing, the common shares owned by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade. Michael Larson, Business Manager and Chief Investment Officer, Cascade Investments, has voting and investment power with respect to the common shares beneficially owned by Cascade. Mr. Larson disclaims beneficial ownership of the common shares beneficially owned by Cascade and Mr. Gates.
(12)Based on information in Amendment No. 7 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 3, 2022 for its holdings as of December 31, 2021, BlackRock reported that it has sole voting power as to 2,916,412 shares and sole investment power as to 2,994,269 shares.
The information with respect to beneficial ownership of securities of Otter Tail Corporation is based on information furnished to Otter Tail Corporation by each person included in the table.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
Otter Tail Corporation believes that strong, effective leadership is the cornerstone of its continued growth and success. To be successful, Otter Tail Corporation must be able to attract, retain and motivate highly qualified executive officers with the competencies needed to excel in a rapidly changing marketplace and to understand issues relating to a diverse group of companies in several different industries.
Executive compensation at Otter Tail Corporation is focused on results. Total direct compensation includes base pay, annual cash incentive and stock-based long-term incentive. The mix of pay is designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk. The only elements of total direct compensation that are not performance based are base pay and restricted stock units. Annual cash incentive and other stock-based long-term incentive are performance and metric based. The individual performance portion of the annual cash incentive has a discretionary element.
At the 2021 Annual Meeting of Shareholders, Otter Tail Corporation provided shareholders an advisory vote on executive compensation. 94.2% of shareholders present and entitled to vote (excluding broker non-votes) approved, on an advisory basis, the compensation of Otter Tail Corporation’s Named Executive Officers. Otter Tail Corporation conducts an advisory vote on executive compensation annually.
The Compensation and Human Capital Management Committee takes into account the result of the shareholder vote in determining executive compensation policies and decisions. The Compensation and Human Capital Management Committee views the 2021 vote as a strong expression of the shareholders’ general satisfaction with Otter Tail Corporation’s current executive compensation programs. While the Compensation and Human Capital Management Committee considers this shareholder satisfaction in determining the present framework of executive compensation programs, decisions regarding incremental changes in the compensation programs and individual compensation are made in consideration of Otter Tail Corporation’s performance, current economic conditions and individual executive officer performance as described in more detail below.
PURPOSE AND PHILOSOPHY
The Compensation and Human Capital Management Committee of the Board of Directors is responsible for developing and recommending to the Board of Directors the goals and objectives of Otter Tail Corporation’s compensation policies and practices for the executive officers, including the following individuals:
•Charles S. MacFarlane, our President and Chief Executive Officer.
•Kevin G. Moug, our Senior Vice President and Chief Financial Officer.
•Timothy J. Rogelstad, our Senior Vice President, Electric Platform, and President, Otter Tail Power Company.
•John S. Abbott, our Senior Vice President, Manufacturing Platform, and President, Varistar Corporation, which includes our Manufacturing and Plastics reporting segments.
•Jennifer O. Smestad, our Vice President, General Counsel and Corporate Secretary.
These individuals are referred to in this CD&A as the “Named Executive Officers.” Each of these Named Executive Officers is included in the Summary Compensation Table, Total Realized Pay and the related tables beginning on page 34.
The Compensation and Human Capital Management Committee has adopted an Executive Compensation Policy, which outlines the overall executive compensation philosophy of Otter Tail Corporation and describes the components of executive compensation for executive officers.
In accordance with its Executive Compensation Policy, Otter Tail Corporation provides competitive compensation to its executive officers by combining base pay, annual cash incentive, stock-based long-term incentive, retirement plans and competitive health, dental, paid time off (“PTO”) and other traditional benefits.
•Base pay is designed to be market competitive and to reflect tenure, experience, skill set and individual performance.
•Annual cash incentive awards are designed to reward executives for Otter Tail Corporation’s current year financial success and recognize the responsibilities of the executive officers for meeting Otter Tail Corporation’s financial performance goals.
•Stock-based long-term incentive awards provided under the 2014 Stock Incentive Plan focus on long-term performance by aligning the executive officers’ long-term financial interests with shareholders’ interests.
•Retirement plans are provided to encourage long tenure among the executive officers.
•Health, PTO, dental and other benefits are designed to be competitive with companies with whom Otter Tail Corporation competes for executive talent.
The key elements of our executive compensation philosophy are:
•Pay is performance-based. Approximately 68% of executive officer target direct compensation is at risk and is contingent on company performance.
•Incentives are aligned with our business strategy. Performance goals and targets are aligned with our annual business plan, as well as our long-term growth model and strategic priorities.
•Safety is a metric for annual incentive pay. Safety is one of the Corporation’s core values and the Corporation establishes safety targets to drive safe behaviors at all of our operating companies, for all of our employees.
Compensation policies promote accountability and mitigate incentive risks. For example:

•We place caps on incentive payouts – Our annual incentive and performance share awards are designed to pay out at a maximum of 190% and 150% of target respectively.
•Our Recoupment Policy provides that, after an accounting restatement, Otter Tail Corporation will attempt to recoup amounts paid to current and former executive officers under incentive plans during the prior three years if those amounts would not have been paid based on the restated financial statements.
•Stock ownership ensures executives’ long-term interest in the Corporation. We require all of our executive officers to own a meaningful amount of Otter Tail Corporation stock, as described under “Stock Ownership Guidelines.”
MARKET CONDITIONS AND PEER GROUP
The Compensation and Human Capital Management Committee retains a compensation consultant to provide market-based compensation data in connection with its consideration of the compensation of the executive officers. The Compensation and Human Capital Management Committee has retained Willis as its compensation consultant to assess the competitiveness of the compensation provided to executive officers of Otter Tail Corporation taking into consideration current market conditions.
The Compensation and Human Capital Management Committee, with Willis’ assistance, uses this market-based compensation data to compare the compensation provided to the executive officers in the areas of total remuneration, annual incentive and long-term incentive. This information is also used in evaluating other components of executive compensation and practices, including incentive metrics, stock ownership guidelines and compensation policy matters. The analysis compares both the structure of compensation and the amount of compensation provided to each of the executive officer positions.
The Compensation and Human Capital Management Committee, in consultation with Willis, used published survey data (including the 2020 Willis Towers Watson Energy Services Survey, the 2020 Mercer Executive Survey – Energy Sector, the 2020 Mercer General Industry Survey and the 2020 Willis Towers Watson General Industry Survey) as the primary benchmark to evaluate 2021 executive compensation levels, with Peer Group data used as reference for validation of the survey data. Willis found that the compensation structure continues to be in-line with market practice.
Willis created a peer group of publicly traded utility, manufacturing and distribution companies of comparable size, heavily weighted to electric utilities to reflect the relative size of Otter Tail Corporation’s operating companies and taking into account other considerations that Willis deemed relevant such as geographic location (the “Peer Group”). The Peer Group is reviewed annually by the Compensation and Human Capital Management Committee and changes, if necessary, are made to it.
The 2021 Peer Group consisted of the following companies:

Company Name	SIC Code (Primary)
ALLETE, Inc.	4931 Electric and other services combined
Apogee Enterprises, Inc.	3231 Glass products made of purchased glass
Avista Corp.	4931 Electric and other services combined
Black Hills Corporation	4911 Electric services
Chart Industries, Inc.	3443 Fabricated plate work (boiler shops)
ESCO Technologies, Inc.	3825 Instruments to measure electricity
Franklin Electric Co., Inc.	3621 Motors and generators
Graco Inc.	3561 Pumps & pumping equipment
IDACORP, Inc.	4911 Electric services
MGE Energy Inc.	4931 Electric and other services combined
Northwest Natural Holding Company	4924 Natural gas distribution
Northwestern Corp.	4931 Electric and other services combined
ONE Gas, Inc.	4924 Natural gas distribution
PNM Resources, Inc.	4911 Electric services
Portland General Electric Co.	4911 Electric services
Tennant Company	3580 Refrigeration & service industry machinery
Unitil Corp.	4931 Electric and other services combined
The 2021 Peer Group removed El Paso Electric Company, due to consolidation, and replaced Northwest Natural Gas Company with its parent, Northwest Natural Holding Company.
In addition to market-based compensation data, the Compensation and Human Capital Management Committee considers individual performance, historic compensation, internal equity and regional information. The Compensation and Human Capital Management Committee also received compensation recommendations from Mr. MacFarlane for Mr. Moug, Mr. Rogelstad, Mr. Abbott and Ms. Smestad. The Compensation and Human Capital Management Committee may, but is not required to, consider the recommendations.
The Compensation and Human Capital Management Committee annually reviews its engagement with Willis and assesses Willis’ independence as a compensation consultant. In 2021, Willis provided services to Otter Tail Corporation totaling $408,764, of which $100,764 was for executive compensation consulting for the Compensation and Human Capital Management Committee. Fees for other services totaled $307,918, which included Property & Casualty Insurance brokerage and Employee Compensation and Benefits consulting.
The decision to engage Willis for these other services was recommended by management, subject to the Compensation and Human Capital Management Committee’s approval. According to Willis’ consulting independence protocols, the Willis personnel who provide the brokerage services operate separately and independently of the Willis advisers who perform executive compensation-related services. Those executive compensation advisers may not serve in broader relationship-management roles, and the compensation paid to those advisers is not directly tied to fees paid by Otter Tail Corporation. Upon review, the Compensation and Human Capital Management Committee concluded that any potential conflicts of interest were mitigated by these protocols. In reaching this conclusion, the Compensation and Human Capital Management Committee considered factors relevant to Willis’ independence from management, including the six factors set forth in the Nasdaq Listing Standards.
ELEMENTS OF EXECUTIVE COMPENSATION
Base Pay
Base pay is set with reference to the market for similar jobs in the utility and general industry sectors as determined by the survey data. An individual executive’s base pay also takes into consideration tenure, experience, skill set and individual performance.
Annual Cash Incentive
The Otter Tail Corporation Executive Annual Incentive Plan provides annual cash incentives to the executive officers for achieving annual performance targets for Otter Tail Corporation and its two platforms, the Electric Platform, and the Manufacturing Platform, depending on the executive officer’s position and responsibilities. The annual cash incentive is designed to place a significant portion of each executive officer’s annual cash compensation “at risk” depending upon the financial and workplace safety performance of Otter Tail Corporation for that year and on the executive officer’s individual performance. The financial targets are aligned with the annual budget approved by the Board of Directors. The target annual cash incentive for each executive officer is measured as a percentage of the annualized base amount paid to participants as of December 31, ranging from 50% to 100% of base pay. The target for annual cash incentive is set with reference to the market data for similar jobs in the utility and general industry sectors as determined by the published survey data, with Peer Group data used as reference for validation of the survey data.
The Compensation and Human Capital Management Committee sets threshold and maximum performance levels in addition to the target performance levels for the financial measures to incent the executive officers to strive for the best possible performance in a difficult year and a maximum performance level to reward exceptional performance. The annual cash incentive for these financial measures is capped at 200% of target.
Bonuses paid to each of the Named Executive Officers are based in part upon the achievement of individual goals established at the beginning of the year, and individual performance as determined by the Chief Executive Officer, subject to approval by the Compensation and Human Capital Management Committee and ratification by the independent members of the Board of Directors, for each Named Executive Officer except for the Chief Executive Officer, whose bonus was determined using the same criteria by the Compensation and Human Capital Management Committee, subject to ratification by the independent members of the Board of Directors.
As noted above, the Executive Annual Incentive Plan includes a non-financial measure for workplace safety. One of Otter Tail Corporation’s five core values is safety. Otter Tail Corporation strives to provide safe workplaces and requires safe work practices throughout its businesses. The Compensation and Human Capital Management Committee believes that management’s commitment to workplace safety is critical to achieving Otter Tail Corporation’s goals regarding workplace safety. Safety is measured against the weighted average case rate for the industries in which Otter Tail Corporation and its subsidiaries operate. Subject to the Compensation and Human Capital Management Committee discretion, the incentive for safety is paid if the weighted average composite case rate of Otter Tail Corporation and its subsidiaries for the year is less than the weighted average composite case rate for the past three years for the industries in which Otter Tail Corporation and its subsidiaries operate. The annual cash incentive for safety measures is capped at 100%.
2021 Outcomes
For 2021 the financial measures for the Executive Annual Incentive Plan were:
•Corporate Earnings per Share;
•Corporate Return on Equity;
•Electric Platform Net Income;
•Electric Platform Return on Equity; and
•Manufacturing Platform Net Income.
These are financial measures that Otter Tail Corporation uses to compare results of operations from period to period for compensation purposes. In determining whether a financial measure has been met for the year, actual performance for each measure on a GAAP basis may be adjusted by the following items: (1) unusual, extraordinary or nonrecurring events; (2) changes in applicable accounting rules or principles or in the Corporation’s methods of accounting; (3) results of discontinued operations; (4) asset write downs; (5) litigation or claim judgments or settlements; (6) changes in tax law affecting reported results; (7) severance, contract termination and other costs related to exiting business activities; (8) acquisitions; (9) gains or losses from the disposition of businesses or assets; (10) gains or losses from the early extinguishment of debt; and (11) other publicly identified one-time items. The Compensation and Human Capital Management Committee may exercise discretion and decline to make an adjustment for one or more of these items whether the exercise of that discretion reduces or increases the payout. In 2021, there were no adjustments to GAAP results for purposes of determining awards under the Executive Annual Incentive Plan.
The following tables show a breakdown of financial, workplace safety and individual performance goals for each Named Executive Officer’s annual cash incentive for 2021, actual performance against each goal and actual payout for each Named Executive Officer as a percentage of their target award. Amounts of actual payouts may be found in the Summary Compensation Table, under the heading “Non-Equity Incentive Plan Compensation.”

	Target Award as % of Salary	Weighting
		Corporate EPS[1]	Corporate ROE[2]	Electric NI3	Electric ROE[4]	Manuf. NI5	Ind. Perf.[6]	Safety[7]
Executive								Corporate	Electric	Manuf.

Charles S. MacFarlane	100%	40%	40%				10%	10%
Kevin G. Moug	55%	40%	40%				10%	10%
Timothy J. Rogelstad	55%	20%		25%	25%		20%		10%
John S. Abbott	55%	30%				40%	20%			10%
Jennifer O. Smestad	50%	35%	35%				20%	10%

	Performance Goals vs. Actual Performance						Ind. Perf. Payout [6]	Safety Goals[7] vs. Actual Performance (Payout 0% or 100%)
Performance Levels	Payout Range as % of Target	Corporate EPS[1]	Corporate ROE[2]	Electric NI3	Electric ROE[4]	Manuf. NI5		Corporate	Electric	Manuf.

Maximum	200%	$2.54	12.25%	$80,800	10.22%	$39,590	200%	2.5	1.35	3.5
Target	100%	$2.47	11.25%	$76,200	9.25%	$35,350	100%	2.5	1.35	3.5
Threshold	50%	$2.35	10.25%	$71,600	8.28%	$31,110	—%	2.5	1.35	3.5
2021 Actual		$4.23	19.20%	$72,458	8.77%	$115,005	185%	1.9	1.88	1.9
2021 Actual Payout as % of Target		200%	200%	59%	75%	200%	185%	100%	—%	100%
(1)Corporate Earnings Per Share. A weighted percentage of each Named Executive Officer’s annual cash incentive depends on Corporate Earnings Per Share. Each Named Executive Officer receives the target payout if Otter Tail Corporation achieves the targeted Corporate Earnings Per Share. The target award amount is reduced incrementally for performance below the target to the threshold and increased incrementally for performance above the target to the maximum. The Corporate Earnings Per Share exceeded the maximum level in 2021. Payout was at 200% of target.
(2)Corporate Return on Equity. A weighted percentage of the annual cash incentive for Mr. MacFarlane, Mr. Moug and Ms. Smestad depends on Corporate Return on Equity. They receive the target payout if Otter Tail Corporation achieves the targeted Corporate Return on Equity. The target award amount is reduced for performance below the target and increased for performance above the target. The Corporate Return on Equity exceeded the maximum level in 2021. Payout was 200% of target.
(3)Electric Platform Net Income. A weighted percentage of the annual cash incentive for Mr. Rogelstad depends on Electric Platform Net Income. He receives the target payout if the Electric Platform achieves its targeted Net Income. The target award amount is reduced for performance below target and increased for performance above the target. The Electric Platform Net Income exceeded the threshold level in 2021. Payout was 59% of target.
(4)Electric Platform Return on Equity. A weighted percentage of the annual cash incentive for Mr. Rogelstad depends on Electric Platform Return on Equity. He receives the target payout if the Electric Platform achieves its targeted Return on Equity. The target award amount is reduced for performance below target and increased for performance above the target. The Electric Platform Return on Equity exceeded the threshold level for 2021. Payout was 75% of target.
(5)Manufacturing Platform Net Income. A weighted percentage of the annual cash incentive for Mr. Abbott depends on Manufacturing Platform Net Income. He receives the target payout if the Manufacturing Platform achieves its targeted Net Income. The target award amount is reduced for performance below target and increased for performance above the target. The Manufacturing Platform Net Income exceeded the maximum level for 2021. Payout was 200% of target.
(6)Individual Performance. Each Named Executive Officer receives a weighted percentage of the annual cash incentive based upon individual performance. The actual amount of the award will be determined by the Chief Executive Officer, who may award up to 200% of the target amount, and the award is subject to approval by the Compensation and Human Capital Management Committee and ratification by the independent members of the Board of Directors. The Chief Executive Officer’s individual performance award is determined by the Compensation and Human Capital Management Committee, subject to ratification by the independent members of the Board of Directors. Payout based on individual performance averaged 185% of target for the Named Executive Officers in 2021.
(7)Safety Incentive. Each Named Executive Officer receives 10% of the total target payout if Otter Tail Corporation (Mr. MacFarlane, Mr. Moug and Ms. Smestad), the Electric Platform (Mr. Rogelstad) and the Manufacturing Platform (Mr. Abbott) achieve their respective targets for workplace safety. The safety target was met by Corporate and the Manufacturing Platforms in 2021 and payout was at 100% of target. The Electric Platform did not achieve their target and did not receive a payout.
Long-Term Incentives
Long-term incentive compensation for executive officers consists of performance share awards and restricted stock unit awards granted by the Compensation and Human Capital Management Committee under the Otter Tail Corporation 2014 Stock Incentive Plan.
The performance share awards are designed to tie the long-term incentives for the executive officers to Otter Tail Corporation stock performance and to further align the interests of the executive officers with shareholders.
•50% of performance shares awarded to the Named Executive Officers vest based on Otter Tail Corporation’s relative total shareholder return as compared to the total shareholder return (“TSR”) of companies in the Edison Electric Institute Index (“EEI Index”) for the three-year period beginning on the first day of the year in which the grant is awarded. The EEI Index is chosen because it is the sector that includes Otter Tail Corporation common shares. Total shareholder return (for both Otter Tail Corporation and the Peer Group) is determined by comparing the stock price appreciation plus the value of dividends reinvested over the three-year period. There were 39 U.S. members in the index as of December 31, 2021.

•50% of performance shares awarded to the Named Executive Officers vest based on achieving targets for three-year adjusted Return on Equity (“ROE”). For 2021, there was no adjustment to ROE made for calculation of performance share outcomes. If there is a year for which an adjustment to ROE is made, then, for purposes of calculation, three-year adjusted ROE is a non-GAAP measure which is equal to the average of adjusted ROE for each of the three years in the performance period. For each of those three years, adjusted ROE is equal to Otter Tail Corporation’s adjusted earnings divided by the 13-month average of total outstanding common equity using the 13 months at the end of the fiscal year. Adjustments to earnings may include: (1) unusual, extraordinary or nonrecurring events; (2) changes in applicable accounting rules or principles or in the Corporation’s methods of accounting; (3) results of discontinued operations; (4) asset write downs; (5) litigation or claim judgments or settlements; (6) changes in tax law affecting reported results; (7) severance, contract termination and other costs related to exiting business activities; (8) acquisitions; (9) gains or losses from the disposition of businesses or assets; (10) gains or losses from the early extinguishment of debt; and (11) other publicly identified one-time items. The Compensation and Human Capital Management Committee may exercise discretion and decline to make an adjustment for one or more of these items whether the exercise of that discretion reduces or increases the payout.
In both cases, the number of shares vested increases linearly if the target is exceeded and decreases linearly for performance below target but above threshold.
The restricted stock unit awards are also designed to align the interest of the executive officers with that of shareholders. They do so by rewarding continuity of service of the executive officers since the restricted stock unit awards vest ratably over a period of four years, and unvested restricted stock units are forfeited upon certain voluntary termination events. In addition, the value of shares awarded increases or decreases with the return provided to shareholders through stock price appreciation.
In 2021, the Compensation and Human Capital Management Committee set targeted amounts for long-term incentive awards with reference to the market data for similar jobs in the utility and general industry sectors as determined by the published survey data, with Peer Group data used as reference for validation of the survey data.
•For performance shares, the target number of shares for each executive officer was calculated in part by dividing the targeted value delivered for each executive officer, which is determined using a market-based compensation analysis, by an indicative grant-date fair value based on a Monte-Carlo simulation model and on the present value of the return-on-equity component (excluding dividends). This blended rate was $35.78.
•For restricted stock units, the number of shares actually awarded to each executive officer was calculated by dividing the targeted value delivered for each executive officer, which is determined using a market-based compensation analysis, by the average closing per share price of Otter Tail Corporation common shares during the 20 trading days following January 1, 2021 ($41.60).
2021 Long-Term Incentive Awards - Performance Share Grants
The Compensation and Human Capital Management Committee approved, and the independent members of the Board of Directors ratified, the grants of performance shares on February 10, 2021. The performance shares are presented in the Grants of Plan-Based Awards Table. The three-year performance period for these awards is from January 1, 2021 through December 31, 2023. The actual payment of common shares may range from 0% to 150% of the target amount and will be paid in 2024.

2021 Long-Term Incentive Award – TSR		<Threshold	Threshold	Target	Maximum

Performance Goal -	Three-Year TSR performance relative to peer group	<25th percentile	25th percentile	50th percentile	75th percentile or greater
Payment Levels -	% of target shares	0%	25%	50%	75%

2021 Long-Term Incentive Award – Adjusted ROE		<Threshold	Threshold	Target	Maximum

Performance Goal -	Three-Year Adjusted ROE	<9.00%	9.00%	10.50%	11.50%
Payment Levels -	% of target shares	0%	25%	50%	75%
For 50% of the performance shares granted, the target amount will be paid if the total shareholder return for Otter Tail Corporation is at the 50th percentile of the total shareholder returns of the companies that comprise the EEI Index over the three-year period or if the executive retires (Mr. Moug only). The threshold performance level is set at the 25th percentile of the total shareholder return and the maximum performance level is set at the 75th percentile of the total shareholder return. Payment is capped at the target amount should total shareholder return be negative.
Otter Tail Corporation believes the target is appropriate as it indicates performance consistent with the sector over the three-year performance period. Stronger-than-sector performance is awarded with additional shares. Weaker-than-sector performance is penalized, with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.
Whether the remaining 50% of the performance shares granted become payable will be based upon the three-year adjusted ROE of Otter Tail Corporation as compared to the established target. The target is established by the Compensation and Human Capital Management Committee based on an evaluation of prior years’ annual adjusted ROE, Otter Tail Power Company authorized return on equity and EEI Index and regional peer utility return on equity history and trend. The actual payment of common shares may range from 0% to 150% of the target amount and will be paid in 2024. The target amount will be paid if the three-year adjusted ROE for Otter Tail Corporation is at the target performance (10.50%) or if the executive retires (Mr. Moug only). The threshold performance level is set at 9.00% and the maximum performance level is set at 11.50%. Otter Tail Corporation believes the target is appropriate as it indicates performance that is above the median return on equity performance in our industry.

Stronger-than-target performance is rewarded with additional shares. Weaker-than-target performance is penalized with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.
2019-2021 Performance Share
The table below summarizes the goals for three-year TSR, and three-year adjusted ROE, established for the performance shares granted in 2019, with a performance period from January 1, 2019 through December 31, 2021, and the combined payout. Three-year TSR relative to peers exceeded the threshold performance level. Three-year ROE was 14.13% which was above maximum and the resulting combined payout exceeded the target.

Three-Year TSR		Three-Year Adjusted ROE		Combined % Payout

		Threshold	8.50%
EEI Peer Group Median	26.35%	Target	10.00%
OTC Actual	56.85%	Maximum	11.00%
Percentile Ranking to EEI	94.74%	Actual	14.13%
% Weighting for 2019-2021 Award	50.00%	% Weighting for 2019-2021 Award	50.00%
Weighted Payout %	75.00%	Weighted Payout %	75.00%	150.00%
2021 Long-Term Incentive Awards - Restricted Stock Unit Grants
The Compensation and Human Capital Management Committee approved, and the independent members of the Board of Directors ratified, the grants of restricted stock units on February 12, 2021. The restricted stock units are presented in the Grants of Plan-Based Awards Table. The units vest at a rate of 25% per year over a four-year period with the first quarter vesting on February 6, 2022, and the remaining quarters on the same date in 2023, 2024 and 2025. They vest in full upon retirement except that, if Mr. MacFarlane, Mr. Rogelstad, Mr. Abbott or Ms. Smestad retires on or before June 30 of the calendar year that includes the grant date, the shares vested will be prorated according to the number of months worked in the year of grant divided by 12. Following the grant date, the executive officers receive cash payments equal to the amount of cash dividends that would have been paid if shares had been issued instead of restricted stock units, subject to forfeiture in certain circumstances.
Other Benefits
The executive officers receive health, dental, life, PTO and other traditional benefits identical to or consistent with the non-executive employees of Otter Tail Corporation. Periodic executive physicals are required of executive officers and are funded by the Corporation, with related expenses reimbursed.
Retirement Income and Deferred Compensation
Otter Tail Corporation believes that long-term service by its executive officers has been fundamental to its success. Accordingly, Otter Tail Corporation provides executive officers security in retirement through its pension and supplemental retirement plans. The Named Executive Officers, except for Mr. Abbott, participate in the plans related to retirement income. Retirement benefits for Mr. Abbott and Ms. Smestad are described separately below.
Retirement income is provided to certain executive officers through the Otter Tail Corporation Pension Plan (“Pension Plan”) and non-qualified Executive Survivor and Supplemental Retirement Plan (“ESSRP”). Combined, these plans deliver a defined pension benefit that increases with years of service and compensation. A further description of the benefits under these plans is in the narrative description to the Pension Benefits Table beginning on page 38.
Mr. MacFarlane, Mr. Rogelstad, Mr. Abbott and Ms. Smestad participate in the Executive Restoration Plus Plan (“ERPP”), which was adopted in 2012 for executive officers and certain others who are no longer eligible to participate in the Pension Plan or the ESSRP. Subject to its annual discretion, Otter Tail Corporation will contribute a sum equal to 6.5% of annual compensation for the plan year in excess of Internal Revenue Code Section 401(a)(17) compensation limit in effect for that year plus 3% of annual compensation to retirement accounts for Mr. MacFarlane, Mr. Rogelstad, Mr. Abbott and Ms. Smestad, provided they each are employed on the last day of the plan year. Annual Compensation is comprised of earnings (base and annual incentive compensation) as reflected on Internal Revenue Service Form W-2, including elective contributions to a qualified or non-qualified retirement plan or cafeteria plan. Contributions will be made for partial years when they retire. Mr. MacFarlane and Mr. Rogelstad also receive a special contribution to offset compensation loss resulting from freezing the ESSRP in 2019, described further below. A further description of the benefits under the ERPP is found beginning on page 38. Investment options for ERPP contributions and 2021 rates of return are as follows:

Investment Options	2021 Rate of Return	Investment Options	2021 Rate of Return

Invesco Stable Return	1.37%	Artisan Int’l Fund Instl	9.25%
TCW MetWest Total Return	1.11%	Legal & General MSCI AC World ex USA CIT	7.97%
PIMCO All Asset Instl	15.58%	SSGA Target Retirement Income K	7.99%
Fidelity US Bond Index	(1.79%)	SSGA Target Retirement 2020 K	9.69%
JPMorgan Large Cap Growth R6	18.79%	SSGA Target Retirement 2025 K	10.91%
Oakmark Fund Investor	34.20%	SSGA Target Retirement 2030 K	11.48%
Legal & General S&P 500 CIT	28.70%	SSGA Target Retirement 2035 K	12.34%
Fidelity Mid Cap Index	22.56%	SSGA Target Retirement 2040 K	13.30%
JPMorgan Small Cap Growth R6	(5.56%)	SSGA Target Retirement 2045 K	14.07%
Fidelity Small Cap Index	14.71%	SSGA Target Retirement 2050 K	14.53%
Goldman Sachs Small Cap Value Instl	26.71%	SSGA Target Retirement 2055 K	14.53%
Dodge & Cox Int’l Stock	11.04%	SSGA Target Retirement 2060 K	14.52%
Vanguard International Growth	(0.74%)	SSGA Target Retirement 2065 K	14.53%
In December 2019, the Board amended and restated the ESSRP, freezing participation in and benefit accruals under the restoration benefit component of the ESSRP as of December 31, 2019 for all participants except Mr. Moug, who is a grandfathered participant. To offset the resulting retirement compensation loss, Mr. MacFarlane and Mr. Rogelstad began participating in the ERPP in 2020, and a special employer contribution is made annually to Mr. MacFarlane and Mr. Rogelstad’s ERPP accounts until they retire, or reach age 62, whichever comes first. The ESSRP freeze and the special employer contributions are described under “Pension, ESSRP and ERPP Plans” beginning on page 38.
Mr. Moug may elect to participate in a non-qualified deferred compensation plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan offers a relatively low cost, competitive benefit consistent with plans offered by other employers. Participation in the Deferred Compensation Plan is limited to the executive officers of Otter Tail Corporation, other than officers who may defer compensation under the ERPP, and certain other employees of Otter Tail Corporation and its subsidiaries. Under the Deferred Compensation Plan, participants may defer up to 50% of their base pay and 100% of their annual cash incentive compensation. The amounts deferred are segregated into one or more accounts chosen by the participant and earn a return based on the performance of the investment option chosen by the participant. Each participant is solely at risk for investment returns. Investment options for the Deferred Compensation Plan and 2021 rates of return are as follows:

Investment Options	2021 Rate of Return

Select Bond	(1.59%)
Large Cap Core Stock	25.10%
Growth Stock	16.67%
Index 500 Stock	28.45%
MidCap Growth Stock	10.18%
International Equity	5.00%
Deferred contributions are made pre-tax. There are no Otter Tail Corporation contributions to the Deferred Compensation Plan for executive officers.
Otter Tail Corporation also provides a 401(k) Retirement Savings Plan in which the employees of Otter Tail Corporation, including the Named Executive Officers, may participate. The plan permits all employees to set aside a portion of their income into the 401(k) Retirement Savings Plan and Otter Tail Corporation matches 50% of the first 5% set aside by an employee up to the statutory maximum. Employees hired after September 1, 2006, may be awarded an enhanced employer contribution. In 2021, that award was 4%. The participation of the executive officers is on the same terms as other participants in the plan.
Severance Benefits
Otter Tail Corporation has entered into change-in-control severance agreements with each of the executive officers, which provide financial protection in the event of a change in control that disrupts the executive officer’s career. These agreements are designed to attract and retain high caliber executive officers, recognizing that change-in-control protections are commonly provided at comparable companies with which Otter Tail Corporation competes for executive talent. In addition, the change-in-control protections will enhance the impartiality and objectivity of the executive officers in the event of a change in control situation and better ensure that shareholder interests are protected. The protections contained in the change-in-control agreements provide for a “double trigger,” which means that there must be both a change in control and a termination of employment for the provisions to apply. A more complete description of the change-in-control agreements is beginning on page 40.
Otter Tail Corporation also provides severance benefits to executive officers upon termination from employment under certain circumstances not involving a change in control pursuant to employment agreements or, in lieu of such agreements, an Executive Severance Plan adopted in February 2015. The employment agreements and the Executive Severance Plan are more fully described in the tabular disclosure in this Proxy Statement beginning on page 40.

EXECUTIVE COMPENSATION POLICIES
Stock Ownership Guidelines
Otter Tail Corporation has established stock ownership guidelines to ensure that the executive officers remain focused on long-term shareholder value. The stock ownership guidelines provide that an executive’s minimum stock ownership requirement is based on the value of the executive’s holdings as a multiple of the executive’s base salary. The stock ownership guidelines are as follows: Mr. MacFarlane, five times base salary; Mr. Moug, Mr. Rogelstad and Mr. Abbott, two times base salary; and Ms. Smestad, one times base salary. For purposes of satisfying the ownership guidelines, unvested restricted stock units are included. Officers are given five years to meet the guidelines from the time they are subject to an initial or increased holding guideline. Additionally, for all awards granted on or after June 22, 2017, each executive must hold 100% of shares received (net of tax) pursuant to stock awards until the applicable ownership guideline has been met. The Compensation and Human Capital Management Committee may grant waivers of the ownership or holding requirements in special circumstances. At the date of this Proxy Statement, all executive officers met the ownership guidelines or are within their five-year accumulation period.
Hedging and Pledging Policy
Our Board of Directors believes that the interests of our executive officers and Directors should be aligned with the interests of our shareholders. As a result, we have adopted a hedging policy that prohibits all executive officers and Directors from engaging in transactions that are designed to hedge or offset any decrease in the market value of Otter Tail Corporation’s securities, including short sales of Otter Tail Corporation’s securities; transaction inputs, calls or other derivative securities; and hedging and monetization transactions, such as zero-cost dollars and forward sale contracts. They are also prohibited from pledging these securities as collateral for a loan.
Recoupment Policy
Our Recoupment Policy provides that, after an accounting restatement, Otter Tail Corporation will attempt to recoup amounts paid to current and former executive officers under incentive plans during the prior three years if those amounts would not have been paid based on the restated financial statements.
Deductibility of Executive Compensation
Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) imposes a $1,000,000 annual deduction limit on compensation payable to certain current and former executive officers. The Compensation and Human Capital Management Committee intends to pay competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our businesses in the best interests of Otter Tail Corporation and its shareholders. The Compensation and Human Capital Management Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of Otter Tail Corporation and its shareholders.
Compensation Policies and Risk
Otter Tail Corporation believes that its compensation policies and practices for its employees are such that they do not create risk that is reasonably likely to have a material adverse effect on Otter Tail Corporation. As described in this Proxy Statement, the Named Executive Officers of Otter Tail Corporation are paid two forms of incentive compensation. Annual incentives are measured against corporate earnings per share, corporate ROE, platform net income, platform ROE, workplace safety and individual performance. These financial and safety measures are transparent, subject to review and the Recoupment Policy, and can be verified by audit. Only a portion of annual incentive, individual performance, is discretionary. Otter Tail Corporation’s long-term incentives are based upon total shareholder return and three-year adjusted ROE and are transparent and subject to review and the Recoupment Policy. Otter Tail Corporation believes there is little room for manipulation and a relatively low level of risk. To the extent that incentive compensation is used for other employees at Otter Tail Corporation, consistent practices are followed. Otter Tail Corporation’s employee compensation policies and practices, including those that apply to our executive officers, were reviewed and discussed first by the executive team, including its Vice President of Human Resources, and then by the Compensation and Human Capital Management Committee and the Board of Directors.
REPORT OF COMPENSATION AND HUMAN CAPITAL MANAGEMENT COMMITTEE
For purposes of this report, the Compensation and Human Capital Management Committee of Otter Tail Corporation’s Board of Directors is composed of four independent Directors as defined by the Nasdaq Listing Standards and operates under a written charter adopted by the Board of Directors. The Compensation and Human Capital Management Committee reviewed and discussed with management the foregoing CD&A. Based upon that review and discussion with management and its independent review of the CD&A, the Compensation and Human Capital Management Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC.
James B. Stake, Chair
Kathryn O. Johnson
Timothy J. O’Keefe
Thomas J. Webb

EXECUTIVE COMPENSATION
The following tables and accompanying narrative disclosure and footnotes should be read in conjunction with the CD&A, which sets forth the objectives of Otter Tail Corporation’s executive compensation and benefit program.
SUMMARY COMPENSATION TABLE
The table below contains information about compensation for the last three fiscal years paid to the Named Executive Officers, who include individuals who served as Chief Executive Officer and Chief Financial Officer during 2021 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2021.

Name & Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Award ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)

Charles S. MacFarlane President and Chief Executive Officer	2021	750,000	142,500	1,998,568	1,275,000	—	566,183	4,732,251
	2020	679,688	119,625	1,732,446	939,303	1,160,611	494,370	5,126,043
	2019	700,000	105,000	1,575,506	800,800	2,569,477	7,750	5,758,533
Kevin G. Moug Sr. Vice President and Chief Financial Officer	2021	485,000	42,680	544,101	453,475	547,238	8,917	2,081,411
	2020	471,000	37,562	505,214	335,623	477,782	7,806	1,834,987
	2019	457,320	32,698	472,074	287,746	726,735	8,000	1,984,573
Timothy J. Rogelstad Sr. Vice President, Electric Platform; President, Otter Tail Power Company	2021	405,000	89,919	399,714	165,585	—	98,900	1,159,118
	2020	378,263	74,670	350,257	146,670	734,882	92,311	1,777,053
	2019	381,100	57,165	341,638	155,921	1,037,165	9,610	1,982,599
John S. Abbott Sr. Vice President, Manufacturing Platform; President, Varistar Corporation	2021	397,000	87,340	399,714	327,525	—	73,340	1,284,919
	2020	370,674	69,878	350,257	277,011	—	57,584	1,125,404
	2019	370,000	61,050	341,638	168,356	—	67,903	1,008,947
Jennifer O. Smestad Vice President, General Counsel and Corporate Secretary	2021	371,000	64,925	279,376	278,250	78,423	49,941	1,121,915
	2020	360,000	57,600	262,693	206,305	315,674	96,729	1,299,001
	2019	340,000	54,400	239,643	172,295	285,516	45,093	1,136,947
(1)Amounts shown in 2020 represent base pay received following a voluntary temporary pay reduction in response to anticipated economic effects of the spread of COVID-19. For a three-month period, base pay was reduced by 25% (in May, June and July 2020) for Mr. MacFarlane and 15% for each of Mr. Moug, Mr. Rogelstad, Mr. Abbott and Ms. Smestad. Each Named Executive Officer could elect to replace lost earnings with previously earned PTO, which is included in amounts shown. Excluding the temporary base pay reduction, annual base pay rates for each executive effective January 1, 2020 are $725,000 (Mr. MacFarlane), $471,000 (Mr. Moug), $393,000 (Mr. Rogelstad), $385,000 (Mr. Abbott) and $360,000 (Ms. Smestad).
(2)In each year bonuses paid to each of the Named Executive Officers were based in part upon the achievement of individual goals established at the beginning of the year, and individual performance as determined by the Chief Executive Officer, subject to approval by the Compensation and Human Capital Management Committee and ratification by the independent members of the Board of Directors, for each Named Executive Officer except for the Chief Executive Officer, whose bonus was determined using the same criteria by the Compensation and Human Capital Management Committee, subject to ratification by the independent members of the Board of Directors.
(3)Amounts shown reflect the aggregate grant date fair value of awarded performance shares (at target) and restricted stock units as computed in accordance with FASB ASC Topic 718, and using the same assumptions as are described in Note 16 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for 2021. The value of a maximum payout of 2021 performance shares at the grant date would be $2,267,400 for Mr. MacFarlane; $631,950 for Mr. Moug; $453,480 for Mr. Rogelstad and Mr. Abbott; and $317,436 for Ms. Smestad.
(4)Non-Equity Incentive Plan Compensation represents awards earned for achieving individual financial and safety performance goals under the Executive Annual Incentive Plan. See the CD&A for a more detailed description.
(5)This column represents the change in pension value and was determined using the same assumptions as are described at Note 10 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for each of 2021, 2020 and 2019. In 2021, the change in discount rates resulted in a decrease in value for Mr. MacFarlane of $77,229 and $58,102 for Mr. Rogelstad. Negative values are not reported in the table. Mr. Moug’s ESSRP restoration formula is now greater than his supplemental formula and is used in his benefit calculation. Mr. Abbott is not eligible to participate in the Pension Plan. All defined contribution plans are excluded from the calculation.
(6)Amounts reflected in All Other Compensation for 2021 consist of (i) amounts contributed by Otter Tail Corporation under the Otter Tail Corporation 401(k) Retirement Savings Plan for 2021 as follows: Mr. MacFarlane, $7,250; Mr. Moug, $7,250; Mr. Rogelstad, $7,250; Mr. Abbott, $18,850; and Ms. Smestad, $7,250; (ii) the amount of Otter Tail Corporation’s contribution under the Employee Stock Ownership Plan for 2021 which was invested in common shares for the account of Mr. Rogelstad, $1,422; (iii) years of service gift cards and gift cards, which were provided to all employees at year-end as follows: Mr. Moug, $1,355; Mr. Abbott, $865; Mr. MacFarlane, $735; Mr. Rogelstad, $720; and Ms. Smestad, $1,225 and (iv) payments for costs associated with executive physicals as follows: Mr. Moug, $312; and Mr. Abbott, $1,806; and (v) amounts contributed to the ERPP as follows: Mr. MacFarlane, $558,198 with $405,200 being a special contribution to offset benefits lost when the ESRPP was frozen; Mr. Rogelstad, $89,507, with $48,855 being a special contribution to offset benefits lost when the ESRPP was frozen; Mr. Abbott, $51,819; and Ms. Smestad, $41,466.

TOTAL REALIZED PAY
Total Realized Pay, which is the compensation actually received by the executive officers in a particular year, is an important additional measure of total compensation. Information related to Total Realized Pay is meant to supplement, rather than to replace, the information found in the Summary Compensation Table. Total Realized Pay reflects the compensation actually received during the year, which can differ substantially from Total Compensation as presented in the Summary Compensation Table. For example, Total Compensation as presented in the Summary Compensation Table contains estimated values of performance shares that are based on multiple assumptions that may or may not be realized and can only be realized at the end of a three-year performance period. In addition, Total Compensation as presented in the Summary Compensation Table may show change in the actuarial present value of pension benefits, which are based on multiple assumptions and discount rates.
Otter Tail Corporation calculates Total Realized Pay as the sum of:
•Base salary paid during the year, as reported in the Summary Compensation Table;
•Annual incentive award received during the year;
•The value realized upon the vesting of long-term incentive awards, including cash paid in lieu of dividends on unvested restricted stock units; and
•Other compensation received during the year as reported in the Summary Compensation Table, excluding employer contributions to retirement benefit plans.
When calculating Total Realized Pay, Otter Tail Corporation excludes the following amounts that will not actually be received until a future date:
•Change in pension value as reported in the Summary Compensation Table because it is largely driven by accounting and valuation assumptions that do not reflect the compensation realized by the executive officer in a particular year;
•Employer contributions to retirement benefit plans, including the Otter Tail Corporation 401(k) Retirement Savings Plan, the Employee Stock Ownership Plan and the ERPP; and
•The value of long-term incentive awards that do not vest in that year.
The following table compares Total Realized Pay for our Named Executive Officers employed as of December 31, 2021 to the total compensation amounts as presented in the Summary Compensation Table. As noted above, this table is not intended to be a substitute for the Summary Compensation Table:

Named Executive Officer	Year	Base Salary ($)[1]	Bonus and Annual Incentive Awards Received ($)[2]	Stock Compensation Received ($)[3]	Other Compensation ($)[4]	Total Realized Pay ($)	Total Realized Pay as % of Summary Compensation Table

Charles S. MacFarlane	2021	750,000	1,058,928	1,505,393	735	3,315,056	70%
	2020	679,688	905,800	2,113,792	—	3,699,280	72%
	2019	700,000	1,137,500	2,949,186	750	4,787,436	83%
Kevin G. Moug	2021	485,000	373,185	499,511	1,667	1,359,363	65%
	2020	471,000	320,444	740,219	681	1,532,344	84%
	2019	457,320	422,466	1,096,545	1,000	1,977,331	100%
Timothy J. Rogelstad	2021	405,000	221,340	367,488	720	994,548	86%
	2020	378,263	213,086	518,962	—	1,110,311	62%
	2019	381,100	216,688	739,909	1,250	1,338,947	68%
John S. Abbott	2021	397,000	346,889	369,571	2,671	1,116,131	87%
	2020	370,674	229,406	560,734	576	1,161,390	103%
	2019	370,000	336,875	742,452	750	1,450,077	144%
Jennifer O. Smestad	2021	371,000	263,905	248,062	1,225	884,192	79%
	2020	360,000	226,695	49,979	1,153	637,827	49%
	2019	340,000	238,140	29,786	1,370	609,296	54%
(1)Base pay during the year, as reflected in the “Salary” column of the Summary Compensation Table.
(2)The total of bonuses and annual incentive awards received in the year.
(3)Value realized upon vesting of performance shares, restricted stock and restricted stock units during the year based on the fair market value of Otter Tail Corporation’s common shares at the time of vesting, as reported in the “Stock Vested Table” and found at page 37, and cash paid in lieu of dividends on unvested restricted stock units.
(4)As reported in the “All Other Compensation” column of the Summary Compensation Table, excluding employer contributions to retirement benefit plans, which include the Otter Tail Corporation 401(k) Retirement Savings Plan, the Employee Stock Ownership Plan and the ERPP, as well as other amounts reported in that column.

GRANTS OF PLAN-BASED AWARDS
The following table summarizes the 2021 grants of equity and non-equity awards to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: No. of Shares of Stock or Units (#)[4]	Grant-Date Fair Value of Stock Awards ($)[5]
Name	Grant Date[1]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Charles S. MacFarlane	01-Jan-21	412,500	750,000	1,425,000
	10-Feb-21				20,000	40,000	60,000		1,511,600
	10-Feb-21							11,500	486,968
Kevin G. Moug	01-Jan-21	146,713	266,750	506,825
	10-Feb-21				5,000	10,000	15,000		421,300
	10-Feb-21							2,900	122,801
Timothy J. Rogelstad	01-Jan-21	122,513	222,750	423,225
	10-Feb-21				4,000	8,000	12,000		302,320
	10-Feb-21							2,300	97,394
John S. Abbott	01-Jan-21	120,093	218,350	414,865
	10-Feb-21				4,000	8,000	12,000		302,320
	10-Feb-21							2,300	97,394
Jennifer O. Smestad	01-Jan-21	102,025	185,500	352,450
	10-Feb-21				2,800	5,600	8,400		211,624
	10-Feb-21							1,600	67,752
(1)The grant date of all awards is the effective date established by the Compensation and Human Capital Management Committee and ratified by the independent members of the Board of Directors when approving such awards.
(2)Represents awards granted effective January 1, 2021 under the Executive Annual Incentive Plan and described in the CD&A. The amount actually earned in 2021 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.
(3)Represents grants of performance shares that vest dependent upon the three-year total shareholder return as compared to the total shareholder returns for the companies comprising the EEI Index (50%) and upon Otter Tail Corporation’s meeting a three-year target on adjusted ROE (50%). Holders of performance shares do not have any of the rights of a shareholder unless and until they receive common shares. The awards of performance shares are more fully described in the CD&A.
(4)Represents restricted stock units that vest ratably on February 6, 2022, February 6, 2023, February 6, 2024 and February 6, 2025 provided the Named Executive Officer is employed by Otter Tail Corporation on those dates. The Named Executive Officers do not have voting rights in the restricted units and receive cash payments equal to the amount of cash dividends that would have been paid on the shares covered by restricted stock units, subject to forfeiture in certain circumstances. The awards of performance shares are more fully described in the CD&A.
(5)The amounts shown represent the grant-date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. Because the amounts indicated include the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain performance goals as described in footnote (3) and the CD&A, the amount may not reflect the value actually provided to the Named Executive Officers. See the CD&A for a more detailed description.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table summarizes the total outstanding equity awards as of December 31, 2021 for the Named Executive Officers.

		Stock Awards
Name	Year	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]

Charles S. MacFarlane	2021	11,500	821,330	60,000	4,285,200
	2020	6,000	428,520	41,400	2,956,788
	2019	3,950	282,109	41,400	2,956,788
	2018	1,800	128,556	—	—
Kevin G. Moug	2021	2,900	207,118	15,000	1,071,300
	2020	1,650	117,843	11,100	792,762
	2019	1,150	82,133	11,700	835,614
	2018	600	42,852	—	—
Timothy J. Rogelstad	2021	2,300	164,266	12,000	857,040
	2020	1,200	85,704	8,400	599,928
	2019	850	60,707	9,000	642,780
	2018	450	32,139	—	—
John S. Abbott	2021	2,300	164,266	12,000	857,040
	2020	1,200	85,704	8,400	599,928
	2019	850	60,707	9,000	642,780
	2018	450	32,139	—	—
Jennifer O. Smestad	2021	1,600	114,272	8,400	599,928
	2020	900	64,278	6,300	449,946
	2019	600	42,852	6,300	449,946
	2018	300	21,426	—	—
(1)The awards for 2018, 2019, 2020 and 2021 are restricted stock units that vest ratably (25% per year) over a four-year period unless there is a qualifying event, including retirement, in which case they fully vest. Market value of restricted stock units equals the closing price of a common share at fiscal year-end ($71.42) multiplied by the number of units.
(2)The unvested performance shares are reported at maximum as determined by SEC rules. The actual number of shares paid, which may range from 0% to 150% of target, will be determined by the Compensation and Human Capital Management Committee after it determines whether the performance goals have been met. This typically occurs in February of each year. Market value of performance shares equals the closing price of a common share at fiscal year-end ($71.42) multiplied by the number of shares.
STOCK VESTED IN LAST FISCAL YEAR
The following table provides information on stock vested during 2021 for the Named Executive Officers and the resulting value realized.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]

Charles S. MacFarlane	34,815	1,469,122
Kevin G. Moug	11,602	489,683
Timothy J. Rogelstad	8,529	360,000
John S. Abbott	8,579	362,083
Jennifer O. Smestad	5,751	243,755
(1)The value realized on the vesting of stock awards is based on the fair market value of Otter Tail Corporation’s common shares at the time of vesting. The fair market value as used in this table is the average of the high and low price of Otter Tail Corporation’s common shares on the date of vesting.

PENSION PLAN
The Pension Plan is a tax-qualified defined benefit pension plan. Employees of Otter Tail Corporation and non-union employees of Otter Tail Power Company hired prior to September 1, 2006, and union employees of Otter Tail Power Company hired prior to November 1, 2013 (January 1, 2009 for Coyote Station employees) are eligible to participate in the Pension Plan.
•Benefits for Mr. MacFarlane, Mr. Moug and Ms. Smestad are determined by multiplying 37% of final average earnings (as defined in the Plan) by a fraction, the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. For these executive officers, final average earnings are determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant’s retirement that produces the highest average salary. In addition, for each year of benefit accrued service earned in excess of 30 years, the executive’s benefit will increase by 1% up to a maximum of 110% of the benefit.
•For Mr. Rogelstad the benefit is determined by multiplying 38% of his final average earnings by a fraction, the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. Final average earnings for Mr. Rogelstad is determined by using the 30 consecutive months out of the last 10 years prior to his retirement that produces the highest average salary.
•For all officers participating in the Pension Plan, a full pension benefit is paid if the executive officer retires after he or she reaches age 62. If the executive officer commences payment prior to age 62, the pension benefit reduces on a scale beginning at 5% at age 61 and ending at 39% at age 55, the earliest age at which the pension benefit may be received. The Pension Plan does not provide for a lump sum distribution.
Mr. Abbott is not eligible to participate in the Pension Plan.
EXECUTIVE SURVIVOR AND SUPPLEMENTAL RETIREMENT PLAN
Mr. MacFarlane, Mr. Moug and Mr. Rogelstad participate in the ESSRP. Participation in the ESSRP is determined by the Compensation and Human Capital Management Committee. The Board amended and restated the ESSRP, freezing participation in and benefit accruals under the restoration benefit component of the ESSRP (as described below) as of December 31, 2019 for all participants except Mr. Moug. Mr. MacFarlane, Mr. Moug and Mr. Rogelstad will receive retirement benefits under the ESSRP equal to the greater of the supplemental target benefit or the restoration benefit, as described below:
(1)Supplemental target benefit: A benefit equal to 65% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, provided the amount of this supplemental target benefit did not increase after December 31, 2010. The benefit amount accrues over a 15-year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary or for such longer period of time as the participant lives. Final average earnings for Mr. MacFarlane and Mr. Moug is defined as highest consecutive 42-month average of base salary and incentive bonus paid during the 10 years prior to the supplemental target benefit freeze as of December 31, 2010. Final average earnings for Mr. Rogelstad is defined as the average of the total cash payments (base pay and bonus) paid to the participant during the highest consecutive 30 months in the 10 years prior to the supplemental target benefit freeze as of December 31, 2010.
(2)Restoration benefit: The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefit limits, and offset by the participant’s benefit from the tax-qualified defined Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit. With the exception of Mr. Moug, participants’ restoration benefits were determined as of December 31, 2019 and will not increase after December 31, 2019.
Mr. MacFarlane, Mr. Moug and Mr. Rogelstad are all vested in their benefits under the ESSRP. As a result of the benefit freeze, the final average earnings as of December 31, 2019 for Mr. MacFarlane have been determined to be $1,366,621 and $589,102 for Mr. Rogelstad. Mr. Moug was granted an additional 5 years of service under the ESSRP as of January 1, 2005. The increase in years of service for Mr. Moug was designed to more equitably apply the reduction in benefits caused by the January 1, 2005 amendment to the ESSRP. The ESSRP does not provide for a lump sum distribution.
If a Named Executive Officer under the ESSRP dies while employed by Otter Tail Corporation, Otter Tail Corporation will pay the participant’s beneficiary an amount equal to four times the participant’s annual salary and bonus at the time of death. If an executive officer under the ESSRP dies after retirement or dies after termination for other reasons with a vested benefit, Otter Tail Corporation will pay the participant’s beneficiary a lesser amount, depending upon the executive officer’s age at death and his or her vested percentage.
If a Named Executive Officer retires prior to age 62 or terminates employment prior to retirement with a vested benefit in the ESSRP, the Named Executive Officer will receive a reduced benefit amount. If a participant dies while still employed, his or her beneficiary will receive the actuarial equivalent of the participant’s benefit in 15 annual installments. Upon a change in control (as defined in the ESSRP), or in the event of the death of the executive officer while actively employed by Otter Tail Corporation, the executive officer becomes 100% vested in his or her accrued benefit. The Board of Directors has the right to amend, suspend or terminate the ESSRP, but no such action can reduce the benefits already accrued.
EXECUTIVE RESTORATION PLUS PLAN
Mr. MacFarlane, Mr. Rogelstad, Mr. Abbott and Ms. Smestad participate in the ERPP, which is a non-qualified defined contribution plan. The Plan permits a participant to defer up to 50% of salary in 1% increments and up to 100% of annual cash incentive compensation in 1% increments. In addition, subject to its annual discretion, Otter Tail Corporation will contribute a sum equal to 6.5% of the annual compensation for the plan year in excess of Internal Revenue Code Section 401(a)(17) compensation limit in effect for that plan year plus 3% of annual compensation to the deferral and retirement accounts for Mr. MacFarlane, Mr. Rogelstad and Mr. Abbott and Ms. Smestad, provided they are each employed on the last day of the plan year. Contributions made for Mr. MacFarlane, Mr. Rogelstad, Mr. Abbott and Ms. Smestad under the ERPP are included in the Non-Qualified Deferred Compensation Table and in the Summary Compensation Table.

The Plan provides that each participant makes his or her own investment decisions on the amounts deferred and, on the amounts, contributed by Otter Tail Corporation and is solely at risk for investment returns. A participant’s elected deferred sub-account will be fully vested at all times. A participant’s employer contributions sub-account will be vested to the same extent he or she is vested in any employer contributions under the 401(k) Retirement Savings Plan provided, however, that a participant will become fully vested in their employer contribution sub-account upon death, becoming disabled, or a change in control, provided the date on which the participant becomes fully vested in the employer contributions as a result of any of those events occurs while the participant is actively employed by or associated with Otter Tail Corporation.
In April 2020, the Board of Directors amended the definition of retirement within the ERPP so as to provide consistent practice with the ESSRP. The Plan allows for full vesting of employer contributions if retiring at or after the earlier of age 62 or the qualifying age for normal or early retirement under any retirement plan of the Corporation that is applicable to the participant. The Plan also allows Otter Tail Corporation to make restorative or other discretionary contributions on behalf of participants.
To offset the retirement compensation lost as a result of freezing the ESSRP benefit accrual for Mr. MacFarlane and Mr. Rogelstad, which is discussed above, the Corporation has made and will continue to make a special employer contribution to each of Mr. MacFarlane’s and Mr. Rogelstad’s ERPP accounts following the end of each year beginning in 2020, with the first such contribution made in 2021. Mr. MacFarlane is credited with 22.4% of his prior year’s base salary and annual incentive, and Mr. Rogelstad is credited with 7.8% of his prior year’s base salary and annual incentive. This is in addition to the normal contributions provided by the ERPP. This special employer contribution will continue until the executive retires, or reaches age 62, whichever comes first.
If a participant separates from service or becomes disabled, the vested portion of the participant’s account will be paid in a lump sum. If a participant dies while still employed, the participant’s vested account will be paid to the participant’s beneficiary in a lump sum payment. The Board of Directors has the right to amend, suspend or terminate the ERPP, but no such action can reduce the benefits already accrued.
PENSION BENEFITS
The following table summarizes the number of years of credited service and present accumulated value of the pension benefits for Mr. MacFarlane, Mr. Moug, Mr. Rogelstad and Ms. Smestad under the Otter Tail Corporation Pension Plan and ESSRP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)

Charles S. MacFarlane	Pension Plan	20.08	1,287,627	—
	ESSRP	18.08	5,897,047	—
Kevin G. Moug[2]	Pension Plan	20.00	1,433,201	—
	ESSRP	25.00	4,338,386	—
Timothy J. Rogelstad	Pension Plan	32.50	1,867,818	—
	ESSRP	30.50	2,398,864	—
Jennifer O. Smestad	Pension Plan	20.00	1,121,823	—
	ESSRP	—	—	—
(1)The present value of the accumulated benefit for the Pension Plan and ESSRP is calculated in accordance with FASB ASC Topic 715. See Note 10 to the consolidated financial statements in the 2021 Annual Report on Form 10-K of Otter Tail Corporation for the policy and assumptions made in the valuation of this accumulated benefit.
(2)Includes 5 years of additional credited service, which results in an additional accumulated benefit at present value of $1,132,680.

NON-QUALIFIED DEFERRED COMPENSATION
The following table presents information on non-qualified deferred compensation for the Named Executive Officers.
Non-Qualified Deferred Compensation1

Name	Executive Contributions in Last FY ($)[2]	Registrant Contributions in Last FY ($)[3]	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)

Charles S. MacFarlane	641,294	558,198	400,450	445,637	4,639,678
Kevin G. Moug	43,808	—	19,891	—	645,691
Timothy J. Rogelstad	28,350	89,507	43,106	—	439,486
John S. Abbott	—	51,819	172,042	—	1,804,011
Jennifer O. Smestad	58,212	41,466	44,681	—	480,089
(1)The terms of the deferred compensation plans are described in the CD&A.
(2)The amounts reported in the Executive Contributions column are also reported as compensation to the Named Executive Officers in the Summary Compensation Table while the amounts in the Aggregate Earnings column are not.
(3)The amounts reported in this column were contributed into the ERPP, whose terms are described in the Pension, ESSRP and ERPP Plans sections. The amounts reported in this column are also reported in the Summary Compensation Table.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Payments and benefits received by the Named Executive Officers upon termination is governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of the last business day of 2021. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s departure from the Corporation.
Employees, including the Named Executive Officers, are entitled to payments and benefits that were earned prior to their termination, and as a result, these payments and benefits are not included in the tables below. These payments and benefits include prorated bonus, accrued PTO pay, contributions to and earnings in the Deferred Compensation Plan, Pension Plan, and ERPP contributions and earnings, and vested benefits in the Pension Plan and ESSRP.
POTENTIAL TERMINATION PAYMENTS UPON A CHANGE IN CONTROL
Otter Tail Corporation has entered into change-in-control severance agreements (the “Severance Agreements”) with the Named Executive Officers. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, Otter Tail Corporation terminates the Named Executive Officer’s employment without Cause, or the Named Executive Officer terminates his or her employment for Good Reason. Such payments and benefits include: (i) severance pay equal to two times the sum of the Named Executive Officer’s salary (at the highest annual rate in effect during the two years prior to the termination) and average annual incentive compensation (for the two years prior to the termination); (ii) two years of continued life, health and disability insurance; (iii) the payment of legal fees and expenses relating to the termination; and (iv) the termination of any non-competition arrangement between Otter Tail Corporation and the Named Executive Officer. Severance and benefits will be paid by the Corporation or its successor in a lump sum not later than one day prior to the effective date of the termination. Under the Severance Agreements, “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to Otter Tail Corporation; “Good Reason” is defined to include a material change in the employee’s responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of Otter Tail Corporation, a proxy fight or contested election that results in Continuing Directors (as defined in the Severance Agreements) not constituting a majority of Otter Tail Corporation’s Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control.
POTENTIAL TERMINATION PAYMENTS OUTSIDE OF A CHANGE-IN-CONTROL
Otter Tail Corporation has entered into an employment agreement (the “Employment Agreement”) with Mr. Moug, Mr. MacFarlane, Mr. Rogelstad, Mr. Abbott and Ms. Smestad are participants in the Executive Severance Plan. The Employment Agreement provides that if Otter Tail Corporation terminates the employment of Mr. Moug for Cause or if Mr. Moug terminates the employment relationship without Good Reason (as defined in the Employment Agreements), Mr. Moug will receive base pay and benefits through the date of termination. Alternatively, if Otter Tail Corporation terminates the employment of Mr. Moug for any other reason, or if Mr. Moug terminates the employment relationship for Good Reason, Otter Tail Corporation will pay a severance payment equal to 1.5 times the sum of Mr. Moug’s base pay plus such officer’s most recent annual cash incentive payment in full satisfaction of Otter Tail Corporation’s obligations to Mr. Moug, to be paid in a lump sum within fifteen days of termination. The Executive Severance Plan provides Mr. Rogelstad, Mr. Abbott and Ms. Smestad with a severance payment under similar circumstances equal to 1.5 times the sum of base pay plus the target annual cash incentive payment, and for Mr. MacFarlane, 2.0 times the sum of base pay plus the target annual cash incentive payment. Severance payments under the Executive Severance Plan will be paid by the Corporation or its successor, in a lump sum not later than one day prior to the effective date of the termination. In return, each of Mr. MacFarlane, Mr. Rogelstad, Mr. Abbott and

Ms. Smestad, as a terminated executive officer, must release all claims relating to employment and termination and comply with certain additional covenants, including non-disparagement, non-compete, non-solicitation of employees and vendors and the assignment of intellectual property.

The following table presents information regarding potential payments pursuant to the agreements described above and the 2014 Stock Incentive Plan for each of the Named Executive Officers named below assuming the event took place on the last business day of the fiscal year, December 31, 2021.
Summary of Termination Payments1

	No Change in Control			Change in Control
Name	For Cause ($)	Death/Disability ($)	Without Cause ($)	($)

Charles S. MacFarlane[2]	—	6,488,507	6,399,592	10,510,937
Kevin G. Moug[3]	—	1,692,654	2,807,287	3,778,984
Timothy J. Rogelstad[4]	—	1,314,128	1,939,698	2,650,059
John S. Abbott[5]	—	1,314,128	1,951,473	2,902,092
Jennifer O. Smestad[6]	—	942,744	1,334,690	2,335,580
(1)For purposes of these calculations, the price per share is the closing price of Otter Tail Corporation’s common shares on December 31, 2021.
(2)For Mr. MacFarlane, Death/Disability consists of performance shares vesting at target in the amount of $4,827,992 and restricted stock units vesting in the amount of $1,660,515; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $3,399,592 and severance in the amount of $3,000,000; Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $4,827,992, severance in the amount of $3,976,428, restricted stock units vesting in the amount of $1,660,515, and a health benefit in the amount of $46,002.
(3)For Mr. Moug, Death/Disability consists of performance shares vesting at target in the amount of $1,242,708 and restricted stock units vesting in the amount of $449,946; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $885,608, restricted stock units vesting in the amount of $449,946, and severance in the amount of $1,471,733; Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $1,242,708, severance in the amount of $1,839,340, restricted stock vesting in the amount of $449,946; three additional years of credited service under the ESSRP in the amount of $209,327, and a health benefit in the amount of $37,663.
(4)For Mr. Rogelstad, Death/Disability consists of performance shares vesting at target in the amount of $971,312 and restricted stock units vesting in the amount of $342,816; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $685,632, restricted stock units vesting in the amount of $342,816 and severance in the amount of $911,250; Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $971,312, severance in the amount of $1,286,844, restricted stock units vesting in the amount of $342,816, and a health benefit in the amount of $49,087.
(5)For Mr. Abbott, Death/Disability consists of performance shares vesting at target in the amount of $971,312 and restricted stock units vesting in the amount of $342,816; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $685,632, restricted stock units vesting in the amount of $342,816 and severance in the amount of $923,025; Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $971,312, severance in the amount of $1,555,754, restricted stock units vesting in the amount of $342,816 and a health benefit in the amount of $32,210.
(6)For Ms. Smestad, Death/Disability consists of performance shares vesting at target in the amount of $699,916 and restricted stock units vesting in the amount of $242,828; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $499,940 and severance in the amount of $834,750; Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $699,916, severance in the amount of $1,349,080, restricted stock units vesting in the amount of $242,828 and a health benefit in the amount of $43,756.
PAY RATIO DISCLOSURE
Otter Tail Corporation provides fair and equitable compensation to its employees through a combination of competitive base pay, incentives, retirement plans and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. MacFarlane (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of Mr. MacFarlane, our President and Chief Executive Officer, as required by Section 953(b) of the Dodd-Frank Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2021, our last completed fiscal year:
•The median of the annual total compensation of all employees of Otter Tail Corporation (other than our Chief Executive Officer) was $70,598; and
•The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this Proxy Statement, was $4,732,251.
Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was 67 to 1.
To determine the pay ratio, we took the following steps:
In order to identify the median employee:
•We determined that, as of December 31, 2021, our employee population consisted of approximately 2,500 individuals, all located in the United States. This population consists of our full-time, part-time, temporary and seasonal employees. We excluded a limited number of temporary agency employees, whose compensation was determined by the agency and who are not considered our employees for purposes of the pay ratio calculation.

•We compared the base pay of our employees as reflected in our payroll records for December 2021, which was our measurement period. We selected the determination date and measurement period because they were recent periods for which employee census and compensation information are readily available.
We selected annual salary as our compensation measure because it was readily available in our existing payroll systems, it was consistently calculated for each employee, and because it was a reasonable proxy for total compensation for purposes of determining the median employee.
We calculated such employee’s annual total compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $70,598. The median employee’s annual total compensation includes salary and overtime pay, as well as incentive payments, retirement plan benefits, company matching contributions to the 401(k) Retirement Savings Plan and the cost of health and other benefits.
With respect to the Chief Executive Officer, we used the amount reported as total compensation in the Summary Compensation Table included in this Proxy Statement. Any estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required pursuant to Section 14A of the Exchange Act, Otter Tail Corporation is providing its shareholders with a non-binding advisory vote on the compensation of the Named Executive Officers as described in the CD&A and the accompanying tables contained in this Proxy Statement. Otter Tail Corporation asks that you support the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or Otter Tail Corporation. However, the Board of Directors will review the results of your voting and take those results into consideration when making future decisions regarding executive compensation. Otter Tail Corporation holds the vote annually.
As has been described in this Proxy Statement, executive compensation at Otter Tail Corporation is heavily weighted towards pay for performance and focused on driving strong financial performance. Both annual and long-term incentives have significant performance components attached to them. The Compensation and Human Capital Management Committee has established targets that permit payment of annual and long-term incentives only to the extent that Otter Tail Corporation’s financial and safety metrics are met. Long-term incentives are tied to Otter Tail Corporation stock performing well in the market and on strong returns on equity. Historically, in years when Otter Tail Corporation has not met its financial and safety targets, the Named Executive Officers have not received annual incentives, or the amount of those incentives has been significantly reduced. Similarly, when Otter Tail Corporation’s stock has not performed well, long-term incentives have not been paid or have been reduced.
Otter Tail Corporation believes it has designed compensation programs that are appropriate to attract and retain talented and dedicated key executives who are focused on Otter Tail Corporation’s performance. Otter Tail Corporation also believes that the information provided above and in this Proxy Statement demonstrates that its executive compensation programs are appropriate to ensure that the interests of the Named Executive Officers are aligned with the long-term interests of Otter Tail Corporation’s shareholders. Accordingly, Otter Tail Corporation is asking its shareholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, That the shareholders approve, on an advisory basis, the compensation of Otter Tail Corporation’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section of the Proxy Statement for the 2022 Annual Meeting of Shareholders, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in such Proxy Statement.”
The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of Otter Tail Corporation’s Named Executive Officers. Adoption of this resolution will require the affirmative vote of the majority of the common shares present in person or by proxy and entitled to vote at the Annual Meeting.
REPORT OF AUDIT COMMITTEE
The Audit Committee of Otter Tail Corporation’s Board of Directors is composed of four independent Directors (as defined by the Nasdaq Listing Standards) and operates under a written charter adopted by the Board of Directors. The Audit Committee retains and supervises Otter Tail Corporation’s independent registered public accounting firm, currently Deloitte & Touche, LLP.
Management is responsible for Otter Tail Corporation’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Otter Tail Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Otter Tail Corporation’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Otter Tail Corporation’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the audited consolidated financial statements and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC.
Steven L. Fritze, Chair
Karen M. Bohn
James B. Stake
Thomas J. Webb
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At the Annual Meeting of Shareholders, the Board of Directors will propose that shareholders ratify the appointment of the firm of Deloitte & Touche, LLP as the independent registered public accounting firm to audit the consolidated financial statements of Otter Tail Corporation for 2022. This firm has no direct or indirect financial interest in Otter Tail Corporation.
The Audit Committee has appointed Deloitte & Touche, LLP as our independent registered public accounting firm for 2022. Shareholder ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte & Touche, LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm, but it retains sole responsibility for appointing and terminating the independent registered public accounting firm.
A partner of the independent registered public accounting firm of Deloitte & Touche, LLP will be present at the Annual Meeting to answer questions and to make a statement if they desire to do so. An affirmative vote of a majority of the common shares present and entitled to vote with respect to the ratification of the independent registered public accounting firm is required for ratification. Proxies, unless otherwise directed thereon, will be voted in favor of this proposal. The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche, LLP as the independent registered public accounting firm for 2022.
FEES
Aggregate fees that Deloitte & Touche, LLP and their respective affiliates billed to Otter Tail Corporation for 2021 and 2020 are as follows:

	2021	2020

Total Audit Fees[1]	$1,395,000	$1,319,639
Audit-Related Fees	—	—
Tax Fees[2]	52,822	21,588
Other Fees[3]	1,895	1,895
Total	$1,449,717	$1,343,122
(1)     Fees include amounts for the annual audit of our consolidated financial statements and internal control over financial reporting, reviews of interim consolidated financial statements, consents for registration statements and comfort letters for securities offerings.
(2)     Fees for 2021 include $52,822 for tax compliance services. Fees for 2020 include $10,500 for tax planning and $11,088 for tax compliance services.
(3)     Fees related to use of Deloitte’s Accounting Research Tool.
PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES POLICY
Otter Tail Corporation’s Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. The independent registered public accounting firm has reviewed this policy and believes that implementation of the policy will not adversely affect the firm’s independence.
Four categories of services have been defined by Otter Tail Corporation within the policy to provide a consistent framework for assessment, decision making, approval and reporting. The following is a summary of the key provisions of the policy.
Audit services are specified services directly related to performing the independent audit of Otter Tail Corporation and its subsidiaries. The independent registered public accounting firm will submit to the Audit Committee for pre-approval the scope and estimated fees associated with the current year audit at the August Audit Committee meeting.
Audit-related services are specified services that are related extensions of audit services and are logically performed by the independent registered public accounting firm. Additional services exceeding the specified pre-approved limits require specific Audit Committee approval.
Tax services are specified services related to tax matters. Using the independent registered public accounting firm for these matters creates efficiencies, minimizes disruption and preserves confidentiality. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

Other services include (a) “synergistic” services for which utilizing the independent registered public accounting firm creates efficiencies, minimizes disruption and preserves confidentiality, or (b) “unique qualifications” services for which management has determined that the independent registered public accounting firm possesses unique or superior qualifications to provide the services. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.
“Restricted” non-audit services include nine specific restricted services outlined in the SEC’s rule on auditor independence. These services are not to be performed by the independent registered public accounting firm.
The Audit Committee has delegated pre-approval authority to the Chief Financial Officer to pre-approve audit-related services, tax services and other services, as defined, up to an aggregate of $50,000 per quarter.
During 2020 and 2021, all of the services provided by Deloitte & Touche, LLP and their respective affiliates for the services described above under audit fees, audit-related fees, tax fees and all other fees were pre-approved in accordance with the Pre-Approval Policy.
POLICY AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS
The Board of Directors of Otter Tail Corporation has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving, or ratifying transactions with “Related Persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “Related Person” includes any of the Directors, nominee for Director, or executive officers of Otter Tail Corporation, certain shareholders and any immediate family member of any of the foregoing persons. The policy applies to transactions in which Otter Tail Corporation is a participant and a Related Person will have a direct or indirect material interest and the amount involved exceeds $120,000. Under the policy, Otter Tail Corporation management is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to Otter Tail Corporation than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons can be found at www.ottertail.com. For 2021, the Corporation is unaware of any related party transactions to be reported.
SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING
Any holder of common shares of Otter Tail Corporation who intends to present a proposal that may properly be acted upon at the 2023 Annual Meeting of Shareholders of Otter Tail Corporation must submit such proposal to Otter Tail Corporation so that it is received at Otter Tail Corporation’s executive offices at P.O. Box 496, Fergus Falls, MN 56538-0496, on or before November 2, 2022 for inclusion in Otter Tail Corporation’s Proxy Statement and form of proxy relating to that meeting.
If a holder of common shares wishes to present a proposal at the 2023 Annual Meeting of Shareholders, but does not wish to include it in the Proxy Statement and form of proxy relating to that meeting or wishes to nominate a candidate for Director, the holder must submit notice of the proposal or nomination in accordance with the procedures provided in the Otter Tail Corporation Bylaws to Otter Tail Corporation’s executive offices on or before January 11, 2023 in order for the proposal to be considered timely.
OTHER BUSINESS
As of the date hereof, the Board of Directors of Otter Tail Corporation is aware of no other proposals to be presented to the Annual Meeting in addition to the items described above. If any other matters properly come before the Annual Meeting, the proxies will vote thereon at their discretion.
A copy of Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021, including financial statements and schedules thereto, filed with the SEC, is available without charge to shareholders. Address written requests to:

Corporate Secretary
Otter Tail Corporation
P.O. Box 496
Fergus Falls, MN 56538-0496

OTTER TAIL CORPORATION
SHAREOWNER SERVICES
215 S. CASCADE STREET
FERGUS FALLS, MN 56537

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 10, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 6, 2022 for shares held in the ESOP Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OTTR2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 10, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 6, 2022 for shares held in the ESOP Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D66599-P62005 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OTTER TAIL CORPORATION

	For All	Withhold All	For All Except
The Board of Directors Recommends a Vote FOR the Election of Directors, and FOR Items 2 and 3.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

   01) Steven L. Fritze
   02) Kathryn O. Johnson
   03) Michael E. LeBeau

This proxy will be voted as directed. In the absence of specific directions, the proxy will be voted FOR the Election of Directors, FOR Proposal 2 and FOR Proposal 3.

Please sign exactly as your name(s) appear(s) on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

OTTER TAIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

April 11, 2022
10:30 a.m. (CDT)

www.virtualshareholdermeeting.com/OTTR2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

PLEASE VOTE YOUR PROXY—NOW!

Please date and sign the attached proxy and return it promptly.
This will help save the expense of follow-up letters to shareholders who have not responded. If you vote by Internet or telephone, please do not mail your Proxy Card.

D66600-P62005

Proxy

The undersigned hereby appoints Jennifer O. Smestad and Kevin G. Moug (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all common shares that the undersigned is entitled to vote at the Annual Meeting of Otter Tail Corporation to be held April 11, 2022, and at any adjournment thereof, and hereby directs that this proxy be voted as instructed herein. The Board of Directors recommends voting for the election of Directors (Proposal 1), for the non-binding advisory vote, the compensation provided to the Named Executive Officers as described in the Proxy Statement. (Proposal 2), and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 3).

See reverse for voting instructions.